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Exhibit (a)(1)(A)

Offer to Purchase
All Outstanding Shares of Common Stock
of
REACHLOCAL, INC.
at
$4.60 Net Per Share in Cash
by
RAPTOR MERGER SUB, INC.
a wholly owned subsidiary of
GANNETT CO., INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, AUGUST 5, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Raptor Merger Sub, Inc., a Delaware corporation (the "Purchaser"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.00001 per share ("Shares"), of ReachLocal, Inc., a Delaware corporation ("ReachLocal" or the "Company"), at a price per Share of $4.60 (the "Offer Price"), net to the holder in cash (less any applicable withholding taxes and without interest), subject to the terms and conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). The Purchaser is a wholly owned subsidiary of Gannett Co., Inc., a Delaware corporation ("Gannett").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 27, 2016 (as it may be amended from time to time, the "Merger Agreement"), by and among Gannett, the Purchaser and ReachLocal, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will merge with and into ReachLocal upon the terms and subject to the conditions set forth in the Merger Agreement, with ReachLocal continuing as the surviving corporation (the "Surviving Corporation") and becoming a direct, wholly owned subsidiary of Gannett (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by Gannett, Purchaser, ReachLocal or any of their respective subsidiaries or Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive the Offer Price. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition but is not subject to any financing condition. The term "Minimum Condition" generally requires that the number of Shares that have been validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the day on Friday, August 5, 2016, unless the offer is extended (such date and time, as it may be extended, the "Expiration Time"), other than Shares tendered by guaranteed delivery where actual delivery has not occurred, together with the Shares then owned by Gannett and the Purchaser, if any, represents at least a majority of the Shares then issued and outstanding. The Offer is also subject to other important conditions set forth in this Offer to Purchase, as described in Section 14—"Conditions to the Offer."

        If the conditions to the Offer are satisfied and the Purchaser accepts for payment the Shares validly tendered and not properly withdrawn, promptly after the consummation of the Offer, it is expected that the Merger will be consummated pursuant to Section 251(h) of the Delaware General Corporation Law (the "DGCL") and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of ReachLocal will be required in connection with the Merger.

        Gannett and the Purchaser reserve the right to waive any of the conditions to the Offer (except for those which may not be waived pursuant to the Merger Agreement).

        The ReachLocal board of directors (the "Company Board") has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) resolved that the Merger be effected as soon as practicable following the acceptance time of the Offer without a vote of the Company's stockholders pursuant to Section 251(h) of the DGCL; and (iv) resolved to recommend that the Company's stockholders accept the Offer and tender all of their Shares pursuant to the Offer.

        A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

        This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is a criminal offense.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

July 11, 2016

ii

 IMPORTANT

        If you desire to tender all or any portion of your Shares pursuant to the Offer, you should either (i) (A) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to the Depositary (as defined below) and (B) either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares," in each case prior to the Expiration Time, or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares pursuant to the Offer.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or if you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or if you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares."

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and any other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before deciding whether to tender your shares.

* * *

iii

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase"), the Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal") and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning ReachLocal, Inc., a Delaware corporation ("ReachLocal" or the "Company"), contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Gannett Co., Inc., a Delaware corporation ("Gannett"), and Raptor Merger Sub, Inc., a Delaware corporation (the "Purchaser," together with Gannett, "we"), by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission ("SEC") or other public sources at the time of the Offer. Gannett and the Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	All outstanding shares of common stock, par value $0.00001 per share ("Shares"), of ReachLocal
Price Offered Per Share	$4.60 (the "Offer Price"), net to the holder in cash (less any applicable withholding taxes and without interest)
Scheduled Expiration of Offer	12:00 Midnight, New York City time, at the end of the day on Friday, August 5, 2016, unless the Offer is extended or earlier terminated
Purchaser	Raptor Merger Sub, Inc., a wholly owned subsidiary of Gannett Co., Inc.

Who is offering to buy my securities?

        The Purchaser, Raptor Merger Sub, Inc., is making the Offer. The Purchaser is a recently formed Delaware corporation and a wholly owned subsidiary of Gannett. Gannett is a leading media and marketing company that owns USA TODAY, 107 local media organizations in 34 states and Gaum and more than 150 local news brands in the United Kingdom. The Purchaser has been organized in connection with this Offer and has not carried on any activities other than in connection with this Offer. The Purchaser will purchase all tendered Shares. See Section 9—"Certain Information Concerning Gannett and the Purchaser."

What securities are you offering to purchase?

        The Purchaser is offering to purchase all of the issued and outstanding Shares. See the Introduction and Section 1—"Terms of the Offer."

How much are you offering to pay, and what is the form of payment? Will I have to pay any fees for commissions?

        The Purchaser is offering to pay the Offer Price, which is $4.60 per Share, net to you in cash (less any applicable withholding taxes and without interest), subject to the terms and the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

        If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction.

Why are you making the Offer?

        The Purchaser is making the Offer because Gannett and the Purchaser want to acquire control of, and ultimately acquire 100% of the equity interests in, ReachLocal, while providing ReachLocal stockholders with an opportunity to receive the Offer Price after the satisfaction of certain conditions by tendering their Shares into the Offer.

        If the Offer is consummated, we intend to consummate a second-step merger with ReachLocal in which (i) the Purchaser will merge with and into ReachLocal, with ReachLocal continuing as the surviving corporation and becoming a direct wholly owned subsidiary of Gannett and (ii) all outstanding Shares that are not purchased in the Offer (other than Shares held by Gannett, Purchaser, ReachLocal or any of their respective subsidiaries or Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive an amount in cash per Share equal to the Offer Price (such merger, as further described in this Offer to Purchase, the "Merger"). We expect to consummate the Merger promptly following the consummation of the Offer in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL") and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of ReachLocal will be required in connection with the Merger. See Sections 1—"Terms of the Offer" and 12—"Purpose of the Offer and the Merger; No Stockholder Approval; Plans for ReachLocal."

Is there an agreement governing the Offer?

        Yes. Gannett, the Purchaser and ReachLocal have entered into an Agreement and Plan of Merger, dated as of June 27, 2016 (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the Merger. See Sections 11—"The Merger Agreement; Other Agreements" and 14—"Conditions to the Offer."

How long will it take to complete your proposed transaction?

        The timing of completing the Offer and the Merger will depend on, among other things, if and when the conditions to closing of the Offer and the Merger under the Merger Agreement are fulfilled, including that the waiting period under the HSR Act related to the purchase of Shares pursuant to the Offer or the Merger expires or is terminated as described in this Offer to Purchase. See Sections 12—"Purpose of the Offer and the Merger; No Stockholder Approval; Plans for ReachLocal" and 16—"Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

Do you have the financial resources to pay for Shares?

        Yes. We will need approximately $160 million to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses. Gannett expects to obtain the necessary funds from cash on hand, available lines of credit or other sources of immediately available funds. The Offer is not conditioned on any financing arrangement or subject to any financing condition. See Sections 12—"Purpose of the Offer and the Merger; No Stockholder Approval; Plans for ReachLocal" and 13—"Source and Amount of Funds."

Is your financial condition material to my decision to tender my Shares in the Offer?

        No. The Offer is being made for all outstanding Shares. We do not believe our financial condition is material to your decision whether to tender your Shares in the Offer because the form of payment consists solely of cash and is not conditioned on any financing arrangement or subject to any financing condition. Gannett has sufficient resources to provide the Purchaser with the funds necessary to purchase the Shares in the Offer.

Has the Offer been approved by the Company's Board of Directors?

        Yes. The ReachLocal board of directors (the "Company Board") has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) resolved that the Merger be effected as soon as practicable following the acceptance time of the Offer without a vote of the Company's stockholders pursuant to Section 251(h) of the DGCL; and (iv) resolved to recommend that the Company's stockholders accept the Offer and tender all of their Shares pursuant to the Offer (the "Company Board Recommendation").

        A more complete description of the Company Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of ReachLocal that will be furnished by ReachLocal to stockholders in connection with the Offer.

How long do I have to decide whether to tender my Shares in the Offer? Can the Offer be extended?

        You have until 12:00 midnight, New York City time, on Friday, August 5, 2016 (as it may be extended as described in this Offer to Purchase, the "Expiration Time") to decide whether to tender your Shares in the Offer. The Purchaser may extend the Offer in accordance with the Merger Agreement. If the Purchaser extends the Offer, we will notify Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), of the extension and publicly announce the extension at or before 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. If you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure which is described in Section 3—"Procedures for Tendering Shares." See also Section 1—"Terms of the Offer."

Will there be a subsequent offering period?

        No. Pursuant to Section 251(h) of the DGCL and due to the obligation of Gannett, the Purchaser and ReachLocal to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, we expect the Merger to occur promptly after the consummation of the Offer without a subsequent offering period.

What are the most significant conditions to the Offer?

        The obligation of the Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of various conditions, including, among other conditions: (i) there being validly tendered and not properly withdrawn before the Expiration Time a number of Shares which, together with the Shares then owned by Gannett or the Purchaser, represent at least a majority of the total number of Shares then issued and outstanding (the "Minimum Condition") and (ii) the expiration or termination of the waiting period applicable to the Purchaser's purchase of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Condition").

        The Offer is also subject to other conditions. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Sections 1—"Terms of the Offer," 11—"The Merger Agreement; Other Agreements" and 14—"Conditions to the Offer."

        Gannett and the Purchaser reserve the right to waive any of the conditions to the Offer (except for those which may not be waived pursuant to the Merger Agreement).

        The Offer is not conditioned on any financing arrangement or subject to any financing condition.

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer (i) by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) by following the procedure for book-entry set forth in Section 3—"Procedures for Tendering Shares" not later than the Expiration Time. If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, you may gain some extra time by having a broker, bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three NASDAQ Global Select Market ("NASDAQ") trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Tendering Shares." The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give such institution instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

        In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedures for Tendering Shares") and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2—"Acceptance for Payment and Payment for Shares."

Can I withdraw tendered Shares? Until what time can I withdraw tendered Shares?

        You may withdraw previously tendered Shares any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they also may be withdrawn pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), at any time after Thursday, September 8, 2016, which is the sixtieth day after the date of the commencement of the Offer, unless the Purchaser has accepted for payment the Shares validly tendered in the Offer prior to that date. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

Will the consummation of the Offer be followed by a merger if all of the Shares are not tendered in the Offer?

        If the conditions to the Offer are satisfied and we accept for payment the Shares validly tendered and not withdrawn, promptly after the consummation of the Offer, we expect to consummate the Merger pursuant to Section 251(h) of the DGCL and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of ReachLocal will be required in connection with the Merger. In the Merger, all outstanding Shares that are not purchased in the Offer (other than Shares held by Gannett and its subsidiaries, ReachLocal and any subsidiaries of ReachLocal or by any stockholders who perfect their appraisal rights) will be converted into the right to receive an amount in cash per Share equal to the Offer Price, without interest, payable net to the holder. See Section 12—"Purpose of the Offer and the Merger; No Stockholder Approval; Plans for ReachLocal."

        The treatment of your Shares if the Merger does take place and you properly perfect your appraisal rights is discussed in Section 16—"Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

Are appraisal rights available in the Offer or the Merger?

        No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, ReachLocal stockholders whose Shares have not been purchased by the Purchaser pursuant to the Offer will have certain rights under Section 262 of the DGCL to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. ReachLocal stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from ReachLocal. Any such judicial determination of the fair value of Shares could be based on considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including, without limitation, asset values and the investment value of the Shares. The value so determined could be more or less than the price paid by the Purchaser pursuant to the Offer or to be received in the Merger. You should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, is not an opinion as to fair value under Section 262 of the DGCL. If any stockholder of ReachLocal who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price. See Section 16—"Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including, without limitation, Section 262 of the DGCL.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

If the Offer is completed, will ReachLocal continue as a public company?

        No. Promptly following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of ReachLocal will be required in connection with the Merger. If the Merger takes place, ReachLocal will no longer be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that Shares may no longer be eligible to be traded through NASDAQ or other securities exchanges and there may not be an active public trading market for the Shares. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

Do I have to vote to approve the Merger?

        No. Gannett and the Purchaser intend to complete the Offer only if a sufficient number of Shares are tendered such that the Minimum Condition is satisfied. Under those circumstances, Section 251(h) of the DGCL would permit Gannett and the Purchaser to consummate the Merger without the ReachLocal stockholders' adoption of the Merger Agreement.

If I decide not to tender, how will the Offer affect my Shares?

        As described above, if the Offer is consummated, we intend to consummate the Merger promptly after consummation of the Offer. In the Merger, all outstanding Shares that are not purchased in the Offer (other than Shares held by Gannett, Purchaser, ReachLocal or any of their respective subsidiaries or Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive an amount in cash per Share equal to the Offer Price. Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of ReachLocal will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger.

        Following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

What will happen to my stock options, restricted stock awards and restricted stock units (if any) in the Offer?

        The Offer is being made only for Shares, and not for outstanding stock options, restricted stock or restricted stock units issued by the Company. Holders of outstanding stock options, restricted stock awards or restricted stock units issued by the Company may participate in the Offer only if they first exercise such stock options or become vested in such restricted stock awards or restricted stock units, as applicable, and settle them for Shares in accordance with the terms of the applicable equity incentive plan and/or other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Time to assure the holder of such outstanding stock options, restricted stock awards or restricted stock units will have sufficient time to comply with the procedures for tendering Shares described below in Section 3—"Procedures for Tendering Shares." Any outstanding stock options, restricted stock awards or restricted stock units which remain outstanding and unexercised as of the Expiration Time shall be treated as provided in accordance with the Merger Agreement. See Section 11—"The Merger Agreement; Other Agreements."

What is the market value of my Shares as of a recent date?

        On June 27, 2016, the last full trading day before the first public announcement of the Merger Agreement, the last reported sales price of the Shares on NASDAQ was $1.69 per Share. On July 8, 2016, the last trading day before the commencement of the Offer, the last reported sale price of the Shares on NASDAQ was $4.56 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. In order to induce Gannett and the Purchaser to enter into the Merger Agreement, Gannett and the Purchaser entered into a Tender and Support Agreement ("Support Agreement") with certain stockholders of ReachLocal affiliated with VantagePoint Capital Partners and Rho Ventures (the "Supporting Stockholders"), which provides that each Supporting Stockholder will tender into the Offer, and not withdraw, all outstanding Shares that such Supporting Stockholders own of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act), provided however that the maximum number of shares subject to the Support Agreement will not exceed 39.99% of the outstanding Shares (the "Covered Shares"). The Support Agreement also provides that the Supporting Stockholders will vote the Covered Shares against certain alternative corporate transactions. Excluding shares which may be issued under ReachLocal compensatory awards, as of June 27, 2016, the Supporting Stockholders beneficially owned, in the aggregate, 15,110,916 Shares (or approximately 50.2% of all Shares outstanding as of June 20, 2016). See Section 11—"The Merger Agreement; Other Agreements."

If I accept the Offer, when and how will I get paid?

        If the conditions to the Offer are satisfied or waived and the Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by the Offer Price, as soon as practicable following expiration of the Offer. We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares), a properly completed, timely received and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message (as defined in Section 3—"Procedures for Tendering Shares") in lieu of a Letter of Transmittal and any other required documents for such Shares. See Sections 1—"Terms of the Offer" and 2—"Acceptance for Payment and Payment for Shares."

What are the U.S. federal income tax consequences of participating in the Offer?

        In general, the receipt of cash by United States Holders (as defined in Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger") in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A Non-United States Holder (as defined in Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger") who receives cash in exchange for Shares pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax or withholding on any gain recognized. See Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger."

        You should consult your own tax advisor to determine the tax consequences to you (including, without limitation, the application and effect of any state, local or non-U.S. income and other tax laws) of participating in the Offer or the Merger in light of your particular circumstances.

With whom may I talk if I have questions about the Offer?

        You may call Innisfree M&A Incorporated (the "Information Agent"), toll-free at (888) 750-5834 (for stockholders) or collect at (212) 750-5833 (for banks and brokers). See the back cover of this Offer to Purchase.

* * * * *

To All Holders of Shares of
REACHLOCAL, INC.

INTRODUCTION

        Raptor Merger Sub, Inc., a Delaware corporation (the "Purchaser"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.00001 per share (the "Shares"), of ReachLocal, Inc., a Delaware corporation ("ReachLocal"), at a price per Share of $4.60 (the "Offer Price"), net to the holder in cash (less any applicable withholding taxes and without interest), subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). The Purchaser is a wholly owned subsidiary of Gannett Co., Inc., a Delaware corporation ("Gannett"). If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 27, 2016 (as it may be amended from time to time, the "Merger Agreement"), by and among ReachLocal, Gannett and the Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will merge with and into ReachLocal upon the terms and subject to the conditions set forth in the Merger Agreement, with ReachLocal continuing as the surviving corporation (the "Surviving Corporation") and becoming a direct, wholly owned subsidiary of Gannett (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by Gannett, Purchaser, ReachLocal or any of their respective subsidiaries or Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest thereon and subject to any required tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

        Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The ReachLocal board of directors (the "Company Board") has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) resolved that the Merger be effected as soon as practicable following the acceptance time of the Offer without a vote of the Company's stockholders pursuant to Section 251(h) of the Delaware General Corporation Law (the "DGCL"); and (iv) resolved to recommend that the Company's stockholders accept the Offer and tender all of their Shares pursuant to the Offer (the "Company Board Recommendation").

        A more complete description of the Company Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of ReachLocal that will be furnished by ReachLocal to stockholders in connection with the Offer.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. The term "Minimum Condition" is defined in Section 14—"Conditions to the Offer" and generally requires that the number of Shares that have been validly tendered and not properly withdrawn prior to the Expiration Time, together with the Shares then owned by Gannett and the Purchaser, if any, represents at least a majority of the then issued and outstanding Shares. The Offer is also subject to other important conditions set forth in this Offer to Purchase, as described in Section 14—"Conditions to the Offer."

        The Offer is not conditioned on any financing arrangement or subject to any financing condition.

        Gannett and the Purchaser reserve the right to waive any of the conditions to the Offer (except for those which may not be waived pursuant to the Merger Agreement).

        ReachLocal has advised Gannett that, as of the close of business on June 20, 2016, there were 30,096,787 Shares issued and outstanding.

        The purpose of the Offer is for Gannett, through the Purchaser, to acquire control of, and ultimately acquire the entire equity interest in, ReachLocal. If the conditions to the Offer set forth in Section 14—"Conditions to the Offer" are satisfied and the Offer is consummated, we intend to complete the Merger pursuant to Section 251(h) of the DGCL promptly following consummation of the Offer and all outstanding Shares that are not purchased in the Offer (other than Shares held by Gannett, Purchaser, ReachLocal or any of their respective subsidiaries or Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive an amount in cash per Share equal to the Offer Price. Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of ReachLocal will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 12—"Purpose of the Offer and the Merger; No Stockholder Approval; Plans for ReachLocal."

        No appraisal rights are available in connection with the Offer; however, ReachLocal stockholders may have appraisal rights, if properly exercised under the DGCL and not withdrawn, in connection with the Merger. See Section 16—"Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

        In order to induce Gannett and the Purchaser to enter into the Merger Agreement, Gannett and the Purchaser entered into a Tender and Support Agreement ("Support Agreement") with certain stockholders of ReachLocal affiliated with VantagePoint Capital Partners and Rho Ventures (the "Supporting Stockholders"), which provides that each Supporting Stockholder will tender into the Offer, and not withdraw, all outstanding Shares that such Supporting Stockholders own of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act), provided however that the maximum number of shares subject to the Support Agreement will not exceed 39.99% of the outstanding Shares (the "Covered Shares"). The Support Agreement also provides that the Supporting Stockholders will vote the Covered Shares against certain alternative corporate transactions. Excluding shares which may be issued under ReachLocal compensatory awards, as of June 27, 2016, the Supporting Stockholders beneficially owned, in the aggregate, 15,110,916 Shares (or approximately 50.2% of all Shares outstanding as of June 20, 2016). See Section 11—"The Merger Agreement; Other Agreements."

        This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is a criminal offense.

        Certain U.S. federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger."

        You should read both this entire Offer to Purchase and the Letter of Transmittal carefully and in their entirety before deciding whether to tender your Shares into the Offer. In connection with this Offer, Innisfree M&A Incorporated is the "Information Agent" and Computershare Trust Company, N.A. is the "Depositary."

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 5, 2016, UNLESS THE OFFER IS EXTENDED. See Sections 1—"Terms of the Offer," 14—"Conditions to the Offer" and 16—"Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

 THE TENDER OFFER

1.     Terms of the Offer.

        Subject to the terms of and the conditions to the Offer (including, without limitation, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offer and the withdrawal rights set forth in Section 4—"Withdrawal Rights" will expire at, and we will accept for payment, purchase and pay for all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 4—"Withdrawal Rights" prior to 12:00 midnight, New York City time, on Friday, August 5, 2016, as such time may be extended as described in this Offer to Purchase and the Letter of Transmittal (such time, as it may be extended, the "Expiration Time").

        The Offer is conditioned on the satisfaction of the conditions set forth in Section 14—"Conditions to the Offer," which include, among others, the Minimum Condition and the HSR Condition, as defined in Section 14—"Conditions to the Offer." The "Minimum Condition" generally requires that the Shares which have been validly tendered and not validly withdrawn prior to the Expiration Time, when added to any Shares already owned by Gannett or the Purchaser, if any, represent at least a majority of the Shares then issued and outstanding. We may terminate the Offer prior to the Expiration Time in accordance with the Merger Agreement.

        To the extent permitted by applicable law, Gannett and the Purchaser may increase the Offer Price or make any other changes to the terms and conditions of the Offer, provided that, except with the written consent of the Company, Gannett and the Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition or certain other conditions to the Offer, (v) amend other conditions to the Offer set forth in Section 14—"Conditions to the Offer" in a manner adverse to the holders of Shares, (vi) impose new conditions to the Offer, (vii) except as specified in the Merger Agreement, terminate, accelerate, extend or modify the Expiration Time or (viii) otherwise modify or amend the terms of the Offer in a manner adverse in any material respect to the holders of Shares.

        Subject to any applicable rules and regulations of the SEC, we may extend the Expiration Time in accordance with the Merger Agreement by giving oral or written notice of such extension to the Depositary and publicly announcing the extension at or before 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire, in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Merger Agreement provides that if at the Expiration Time any condition to the Offer has not been satisfied or waived, then the Purchaser will extend the Offer for one or more consecutive increments of not more than ten business days each (the length of such period to be determined by Gannett in its sole discretion) or such longer period as agreed by the parties, provided the Purchaser will not be required to extend the Offer beyond October 25, 2016 (the "Initial Outside Date") and provided further that, if all conditions to the Offer other than the Minimum Condition and HSR Condition have been satisfied or waived at the Initial Outside Date, the Initial Outside Date will be extended to December 24, 2016 (the "Extended Outside Date"). In addition, the Purchaser will extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or the NASDAQ Global Select Market ("NASDAQ").

        During any extension of the offering period pursuant to the paragraphs above, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If, upon the terms and subject to the conditions of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend on the facts and circumstances, including, without limitation, the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

        If, at or before the Expiration Time, we increase the consideration being paid for Shares accepted for purchase in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        There will not be a subsequent offering period for the Offer.

        Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, to not accept for payment any Shares if, at the Expiration Time, any of the conditions to the Offer set forth in Section 14—"Conditions to the Offer" have not been satisfied or upon the occurrence of any of the events set forth in Section 14.

        Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 16—"Certain Legal Matters; Regulatory Approvals; Appraisal Rights" without prejudice to our rights set forth in Section 14—"Conditions to the Offer." See Sections 14—"Conditions to the Offer" and 16—"Certain Legal Matters; Regulatory Approvals; Appraisal Rights." Our reservation of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which require that we pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        If, as described above, we (i) terminate the Offer, (ii) change or amend any term of the Offer, (iii) waive any condition to the Offer set forth in Section 14—"Conditions to the Offer," except those which may not be waived pursuant to the Merger Agreement, or (iv) do not accept or delay in acceptance of Shares, we will publicly announce such action as promptly as practicable in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make any such public announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

        Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of ReachLocal will be required in connection with the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        ReachLocal has provided us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on ReachLocal's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Subject to the terms and the conditions to the Offer (including, without limitation, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Time. Subject to compliance with Rules 14e-1(c) and 14d-11(e) under the Exchange Act, as applicable, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then the Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Subject to the terms and the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following the Expiration Time or the termination of the Offer.

3.     Procedures for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below in this Section 3—"Procedures for Tendering Shares") in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below in this Section 3—"Procedures for Tendering Shares"), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below in this Section 3—"Procedures for Tendering Shares") that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including, without limitation, most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including, without limitation, the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled

"Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Time, or who cannot complete the procedure for book-entry transfer prior to the Expiration Time, or who cannot deliver all required documents to the Depositary prior to the Expiration Time, may tender such Shares by satisfying all of the requirements set forth below:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary (as provided below) prior to the Expiration Time; and

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  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which NASDAQ is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Expiration Time.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Other Requirements.    The Purchaser will pay for Shares validly tendered and not validly withdrawn pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will the Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, you may gain some extra time by having a broker, bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within three trading days after the date of execution of the Notice of Guaranteed Delivery.

        A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal.

        Binding Agreement.    Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions to the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints the Purchaser's designees as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided in this Offer to Purchase. On the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the ReachLocal stockholders, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including, without limitation, voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. The Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Gannett, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions to the Offer (including, without limitation, the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

        Backup Withholding.    In order to avoid "backup withholding" at a rate of 28% of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder that is a "U.S. person" (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder's correct TIN or fails to provide the required certifications, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, without limitation, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw previously tendered Shares until the Expiration Time (i.e., at any time prior to 12:00 midnight, New York City time at the end of the day on Friday, August 5, 2016), as it may be extended. In addition, stockholders may withdraw previously tendered Shares after Thursday, September 8, 2016, which is the sixtieth day after the date of the commencement of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares validly tendered in the Offer.

        For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Gannett, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Time.

        If the Purchaser extends the Offer, delays its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on the Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4, but subject to the provisions of Rule 14e-1(c) under the Exchange Act, which require that we pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

5.     U.S. Federal Income Tax Consequences of the Offer and the Merger.

        The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, U.S. expatriates, "controlled foreign corporations" or "passive foreign investment companies"), or United States Holders (as defined below in this Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger") whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the alternative minimum tax, the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or foreign taxation. This discussion also does not address the tax consequences to holders of Shares who exercise appraisal rights under the DGCL.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering or exchanging Shares pursuant to the Offer or the Merger.

        The U.S. federal income tax consequences set forth below are based on current law. Because individual circumstances may differ, each holder should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer and the Merger to such holder, including, without limitation, the application and effect of U.S. federal estate and gift, state, local, non-U.S. and other tax laws.

        United States Holders.    For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury regulations.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder's adjusted tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the United States Holder's holding period for such Shares is more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility.

        Non-United States Holders.    For purposes of this discussion, the term "Non-United States Holder" means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:

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  the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder's permanent establishment in the United States), in which event (i) the Non-United States Holder will be subject to U.S. federal income tax in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

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  the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the cash disposition and certain other conditions exist, in which event the

    Non-United States Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares net of applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year; or

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  ReachLocal is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the shorter of (i) the five-year period ending on the date of sale (or, if applicable, the date of the Merger) and (ii) the period during which the Non-United States Holder held such Shares, more than 5% of the Shares and such holder is not eligible for any treaty exemption.

        Information Reporting and Backup Withholding.    Payments made to a noncorporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to "backup withholding." See Section 3—"Procedures for Tendering Shares."

        Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN or W-8BEN-E that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including, without limitation, corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN, W-8BEN-E or other applicable form.

6.     Price Range of Shares; Dividends.

        According to ReachLocal's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the "ReachLocal 10-K"), the Shares are traded on NASDAQ under the symbol "RLOC" and have been since May 20, 2010.

        The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on NASDAQ and the dividends per Share declared and paid, (i) as disclosed in the ReachLocal

10-K with respect to the periods of fiscal years 2014 and 2015 and (ii) as reported in published financial sources with respect to the periods of fiscal year 2016.

	High	Low	Dividends Declared
Current Fiscal Year
Third Quarter (through July 8, 2016)	$4.58	$4.54	$—
Second Quarter	$4.57	$1.25	$—
First Quarter	$2.34	$1.43	$—
Fiscal Year Ending December 31, 2015
Fourth Quarter	$2.35	$0.55	$—
Third Quarter	$3.18	$2.01	$—
Second Quarter	$3.50	$2.64	$—
First Quarter	$3.62	$2.82	$—
Fiscal Year Ending December 31, 2014
Fourth Quarter	$4.67	$3.08	$—
Third Quarter	$7.65	$3.60	$—
Second Quarter	$10.59	$5.87	$—
First Quarter	$14.27	$9.70	$—

        On June 27, 2016, the last trading day before the first public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on NASDAQ was $1.69 per Share. On July 8, 2016, the last trading day before the commencement of the Offer, the last reported sales price of the Shares on NASDAQ was $4.56 per Share. The Offer Price represents a 172% premium to the trading price at which the Shares traded on June 27, 2016, the last trading day before announcement of the Merger Agreement. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender your Shares in the Offer.

        The Merger Agreement provides that, except with Gannett's consent, ReachLocal will not declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or a combination thereof) with respect to its capital stock (including the Shares).

7.     Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.

        Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and ReachLocal will consummate the Merger as soon as practicable pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger.

        NASDAQ Listing.    The Shares are listed on NASDAQ. Depending upon the number of Shares purchased pursuant to the Offer, Shares may no longer meet the requirements for continued listing on

NASDAQ if, among other things, the Company does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. If the Shares are not delisted prior to the Merger, we intend to cause the delisting of the Shares from NASDAQ promptly following the consummation of the Merger.

        If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Exchange Act registration of the Shares may be terminated by ReachLocal upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause ReachLocal to apply for termination of Exchange Act registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of Exchange Act registration are met. Termination of Exchange Act registration of the Shares would reduce the information required to be furnished by ReachLocal to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Sections 14(a) and 14(c) and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to ReachLocal. Furthermore, deregistration of the Shares under the Exchange Act may impair or eliminate the ability of "affiliates" of ReachLocal and persons holding "restricted securities" of ReachLocal to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If Exchange Act registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors' of the Federal Reserve System (the "Federal Reserve Board") list of "margin securities" or eligible for stock exchange listing.

        If Exchange Act registration of the Shares is not terminated prior to the Merger, then it will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning ReachLocal.

        Except as specifically set forth herein, the information concerning ReachLocal contained in this Offer to Purchase has been taken from or is based upon information furnished by ReachLocal or its representatives or upon publicly available documents and records on file with the SEC. The information set forth below is qualified in its entirety by reference to ReachLocal's public filings with the SEC (which may be obtained as described below under "Available Information") and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Gannett and the Purchaser do not have any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information are untrue. However, Gannett and the Purchaser do not assume any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Gannett or the Purchaser.

        Products and Business.    ReachLocal offers a comprehensive suite of online marketing and reporting solutions for its clients, primarily small to medium-sized businesses. It offers digital advertising, web presence and software products.

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  Digital Advertising Products.

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  ReachSearch is focused on ensuring that clients' advertisements appear prominently among the search results when local consumers enter certain keywords on leading local search sites.

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  ReachDisplay products focus on maximizing the exposure for local businesses by displaying their ads on websites that, in the aggregate, reach an estimated 90% of the U.S. online audience.

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  ReachRetargeting products allow ReachLocal to target consumers who have previously visited a specific client's website, either through a ReachSearch campaign or a ReachDisplay campaign, or who have previously searched for a client's keywords.

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  Web Presence Products.

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  ReachSite + ReachEdge is a professionally designed, mobile-responsive web site optimized to enhance lead generation, paired with ReachEdge lead conversion software.

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  ReachCast combines a proprietary technology platform with an expert service team to help local businesses build and optimize their Web presence for the purpose of driving online search discovery, powering reputation management, and managing social media marketing.

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  ReachSEO boosts the visibility of client websites on the top search engines.

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  TotalLiveChat is a managed service to interact with clients' website visitors and collect their contact information so clients can follow up with them later.

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  ReachListings is a managed local listings service that broadens clients' online exposure in search engines and directories to help drive more traffic from local search.

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  Software Products.

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  ReachEdge is a marketing automation platform that includes tools for capturing web traffic information and converting leads into new customers.

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  Kickserv is cloud-based business management software for service businesses.

        As of December 31, 2015, ReachLocal had approximately 1,300 employees worldwide, including approximately 80 employees in Brazil subject to a collective bargaining agreement.

        Available Information.    ReachLocal is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning ReachLocal's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including, without limitation, their remuneration and stock options granted to them), the principal holders of ReachLocal's securities, any material interests of such persons in transactions with ReachLocal, and other matters is required to be disclosed in proxy statements and periodic reports distributed to ReachLocal stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the Public Reference Room at the SEC's office at 100 F Street, NE, Washington, DC 20549-0213. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549-0213. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as ReachLocal, who file electronically with the SEC. The address of that site is http://www.sec.gov. ReachLocal also maintains an Internet website at https://www.reachlocal.com. The information contained in, accessible from or connected to ReachLocal's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of ReachLocal's filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Certain Projections.    ReachLocal provided Gannett with selected unaudited projected financial information concerning ReachLocal. Such information is described in ReachLocal's Schedule 14D-9, which will be filed with the SEC and is being mailed to ReachLocal's stockholders within three days of this Offer to Purchase. ReachLocal's stockholders are urged to, and should, carefully read the Schedule 14D-9.

        A description of the reasons for the ReachLocal Board's approval of the Offer and the Merger is set forth in ReachLocal's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to ReachLocal's stockholders within three days of this Offer to Purchase. ReachLocal stockholders are encouraged to review carefully the Schedule 14D-9, together with this Offer to Purchase.

9.     Certain Information Concerning Gannett and the Purchaser.

        General Information.    Gannett is a Delaware corporation with its principal offices located at 7950 Jones Branch Drive, McLean, Virginia 22107. Gannett is a leading media and marketing company that owns USA TODAY, 107 local media organizations in 34 states and Gaum and more than 150 local news brands in the United Kingdom. Gannett's telephone number is (703) 854-6000.

        The Purchaser is a newly formed Delaware corporation with its principal offices located at c/o Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107. The Purchaser is a wholly owned subsidiary of Gannett that has been organized in connection with this Offer. The Purchaser has not carried on any activities other than in connection with this Offer. The Purchaser's telephone number is (703) 854-6000.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and executive officer of Gannett and the Purchaser and certain other information are set forth in Schedule A hereto.

        During the last five years, none of Gannett or the Purchaser or, to the knowledge of Gannett and the Purchaser, any of the persons listed in Schedule A hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        As a result of the Support Agreement, Gannett and the Purchaser may each be deemed to be the beneficial owner of an aggregate of 12,035,705 Shares as of June 27, 2016 (or such smaller number such that in no event are more than 39.99% of the total of all Shares that are outstanding subject to the Support Agreement).

        Except as described in this Offer to Purchase and Schedule A hereto, (i) none of Gannett, the Purchaser, any majority-owned subsidiary of Gannett or the Purchaser or, to the knowledge of Gannett and the Purchaser, any of the persons listed in Schedule A hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Gannett, the Purchaser or, to the knowledge of Gannett and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past sixty days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Gannett, the Purchaser or, to the knowledge of Gannett and the Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ReachLocal, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Gannett, the Purchaser or, to the knowledge of Gannett and the Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with ReachLocal or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Gannett or the Purchaser or any of their subsidiaries or, to the knowledge of Gannett or the Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and ReachLocal or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Gannett and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, as well as exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information that Gannett files with the SEC from time to time, should be available for inspection at the Public Reference Room at the SEC's office at 100 F Street, NE, Washington, DC 20549-0213. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549-0213. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Gannett, who file electronically with the SEC. The address of that site is http://www.sec.gov.

10.   Background of the Offer; Past Contacts or Negotiations with the Company.

        The following is a description of contacts between representatives of Gannett and the Purchaser and representatives of the Company that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of the Company's activities relating to these contacts, please refer to the Company's Schedule 14D-9 being mailed to stockholders within three days of this Offer to Purchase.

        Following the completion of Gannett's spinoff in June 2015, the Gannett Board of Directors (the "Gannett Board") has periodically reviewed business and strategic plans, including potential acquisition opportunities. In this regard, in August 2015, Gannett engaged The Raine Group LLC ("Raine") as its non-exclusive advisor to provide advice and assistance in connection with strategic growth initiatives.

        In late January 2016, representatives of Citigroup Inc., financial advisor to ReachLocal ("Citi" or "Citigroup"), contacted representatives of Gannett to gauge interest in a possible acquisition of ReachLocal.

        On February 19, 2016, Gannett and ReachLocal entered into a Confidentiality Agreement.

        On March 10, 2016, representatives of Gannett and Raine met with senior management of ReachLocal in McLean, Virginia. Senior management of ReachLocal made a presentation to the representatives of Gannett regarding the Company.

        On March 18, 2016, the Company provided a letter to Gannett detailing the process for submission of initial indications of interest by April 11, 2016.

        On March 28, 2016, an electronic data room containing a first round of diligence materials was made available to Gannett. Soon thereafter, Gannett engaged in an analysis and review of these preliminary due diligence materials.

        On April 8 and 11, 2016, the management of Gannett provided an update to members of the Gannett Board on the proposed acquisition of ReachLocal, and representatives of Raine provided the members of the Gannett Board with a financial and valuation analysis. On April 11, 2016, the Gannett Board approved the preliminary, non-binding proposal to acquire ReachLocal that was submitted on April 11, 2016 for an all cash purchase price of $3.25 per share.

        On April 15, 2016, representatives of Citi contacted representatives of Raine to discuss Gannett's proposal. Although Gannett was invited to participate in the next phase of due diligence, Citi indicated that the $3.25 per share bid was at the low end of initial bids, and that there was an expectation for final bids well above $4.00 per share.

        On April 19, 2016, Gannett was granted access to ReachLocal's primary electronic data room.

        On April 25, 2016, the electronic data room was expanded to include phase two diligence materials, and representatives of Gannett's outside counsel at Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") and Nixon Peabody LLP ("Nixon") were provided access.

        On April 29, 2016, the Company provided Gannett with instructions for submitting a revised proposal, including a markup to a draft Merger Agreement to be provided by the Company, by May 23, 2016.

        On May 1, 2016, the Company provided a draft Merger Agreement to Gannett.

        On May 4, 2016, representatives of Gannett and ReachLocal management met to discuss certain strategic and operational plans of ReachLocal.

        On May 10, 2016, the Gannett Board held a meeting. During this meeting, members of Gannett's senior management provided an update to and reviewed with the Gannett Board the proposed acquisition of ReachLocal. Following this discussion, the Gannett Board expressed its support for continuing to explore the proposed acquisition.

        On May 16, 2016, representatives of Gannett met with representatives of ReachLocal at the office of Latham & Watkins LLP, outside legal advisor to ReachLocal ("Latham"), in Los Angeles, California. At this meeting, the participants discussed items of due diligence in greater detail with respect to certain aspects of the Company's operations. Following this meeting, representatives of Gannett and ReachLocal engaged in discussion on multiple occasions over the course of May and June concerning due diligence matters.

        On May 20, 2016, the Gannett Board entered into an engagement letter with Greenhill & Co., LLC ("Greenhill") as an independent financial advisor to the Gannett Board in connection with a possible acquisition of the Company.

        On May 22, 2016, the Gannett Board met to discuss the status of the due diligence review of the Company, the draft Merger Agreement, the financial analysis, and the valuation work performed by Raine. At this meeting the Gannett Board received a valuation analysis from Greenhill as well. The Gannett Board then approved submission of a revised proposal to acquire ReachLocal.

        On May 23, 2016, Gannett submitted a revised proposal to acquire ReachLocal for an all cash purchase price of $4.15 per share. The proposal included a mark-up of the draft Merger Agreement previously provided by ReachLocal.

        On May 24, 2016, Alison Engel, Chief Financial Officer of Gannett, contacted Sharon Rowlands, Chief Executive Officer of ReachLocal, to reinforce Gannett's interest in pursuing a transaction with ReachLocal.

        On May 26, 2016, Ms. Rowlands contacted Ms. Engel to discuss the Gannett bid. Ms. Rowlands discussed certain aspects of Gannett's bid, including as compared to other potential bidders, and the uncertainty as to whether the Company would determine in the end that a sale was appropriate at Gannett's proposed price. During this discussion, Ms. Rowlands encouraged Ms. Engel to request from the Gannett Board an increase in the per share price to $5.00 per share. On this same day, representatives of Raine and Citi also had discussions regarding the bid and the Company Board's response, and whether Gannett might be able to improve on its $4.15 offer.

        On May 27, 2016, Ms. Engel contacted Ms. Rowlands to inform her that Gannett was reviewing its bid and that Gannett would be in touch again in the coming days.

        On May 30, 2016, representatives of Raine had a telephone conversation with representatives of Citi and informed Citi that Gannett had authorized an increase in the proposed per share price for ReachLocal common stock from $4.15 to $4.40 per share of common stock. Later that same day, Ms. Engel contacted Ms. Rowlands via telephone to confirm Gannett's increased proposed per share price of $4.40.

        On June 1, 2016, Gannett and Raine entered into an engagement letter with respect to the proposed ReachLocal transaction.

        On June 2, 2016, Ms. Rowlands spoke with representatives of Gannett senior management to discuss Gannett's increased per share consideration of $4.40. During this conversation, Ms. Rowlands mentioned that the Company was in discussions with other potential acquirors where the proposed acquisition had potential value upside as compared to Gannett's per share price of $4.40.

        On June 3, 2016, representatives of Raine and Citi held a telephone conference call to discuss Gannett's revised proposal and the competing offers submitted for ReachLocal.

        On June 5, 2016, the Gannett Board held a meeting to discuss with Gannett's senior management and representatives of Raine and Greenhill the potential acquisition of ReachLocal and consider whether to raise the Gannett bid. At this meeting, the Gannett Board received an update from senior management on the ReachLocal transaction process. Representatives of Raine and Greenhill each reviewed with the Gannett Board updated financial presentations, including revised synergy analyses. Following these discussions and presentations, the Gannett Board gave senior management the authority to submit an increased bid. Later that same day, representatives of Raine communicated to representatives of Citi that Gannett would increase its proposed per share price from $4.40 to $4.60, subject to finalizing confirmatory due diligence, including review of the disclosure schedules, discussions and negotiations with ReachLocal on an exclusive basis and finalizing the definitive transaction documentation.

        On June 6, 2016, Ms. Rowlands communicated to Ms. Engel that the ReachLocal Board had approved proceeding with Gannett on a non-exclusive basis. On this date, Raine also spoke with Citigroup, who confirmed Ms. Rowlands' communication and noted that there were multiple bidders remaining in the process at this stage. During this discussion, Citi also outlined a path forward with respect to confirmatory diligence and next steps in the process.

        From June 7 to June 27, 2016, Gannett and its representatives conducted further due diligence review of ReachLocal's business. Additionally, during this period, Gannett, ReachLocal and each company's respective representatives continued to engage in discussions concerning various due diligence topics.

        On June 7, 2016, representatives of Latham provided a mark-up of the Merger Agreement. From June 7 to June 23, 2016, Gannett and the Company, together with representatives of their respective legal advisors, negotiated and exchanged drafts of the Merger Agreement and negotiated the terms and conditions of the Merger Agreement.

        On June 8, 2016, representatives of Latham provided a draft of the Support Agreement to representatives of Skadden. From June 8, 2016 to June 26, 2016, Gannett and the Company, together with representatives of their respective legal advisors as well as representatives from the legal advisor to VantagePoint, Orrick, Herrington & Sutcliff LLP ("Orrick"), negotiated and exchanged drafts of the Support Agreement.

        On June 10, 2016, representatives of Latham provided an initial draft of the Company disclosure schedules to representatives of Skadden. From June 10 to June 27, 2016, Gannett and the Company, together with representatives of their respective legal advisors, negotiated and exchanged drafts of the Company's disclosure schedules to the Merger Agreement.

        On June 16, 2016, representatives of Gannett met in person with representatives of the Company in Woodland Hills, California. At this meeting, the parties engaged in further due diligence and discussed ReachLocal's business strategy and operations. At this meeting, Ms. Rowlands and Ms. Engel met separately to further discuss Gannett's proposed per share price of $4.60.

        On June 20, 2016, representatives of Citi notified representatives of Gannett and Raine that "best and final" bids would be due on June 23, 2016, that the Company Board intended to choose a winning bidder on Friday, June 24, 2016, and that the goal would be to finalize documentation and announce a transaction by the morning of Tuesday, June 28, 2016 at the latest.

        On June 22, 2016, Gannett management provided a written update to the Gannett Board, including an updated valuation analysis by Greenhill and an overview of the key terms of the Merger Agreement and the Support Agreement and remaining open issues in each. Representatives of Gannett and of Greenhill were made available for questions from the directors on June 23, 2016. The Gannett Board subsequently approved the transaction, including the final proposed price per share and the agreements, by written consent.

        On June 23, 2016, Gannett submitted a "best and final" proposal to the Company of $4.60, along with a version of the Merger Agreement and the Support Agreement that Gannett would be prepared to execute. Later that same day, Ms. Rowlands spoke with Ms. Engel and Mr. Alex Meza of Gannett, and inquired about a potential increase in the proposed per share consideration. The representatives of Gannett informed Ms. Rowlands that $4.60 was indeed Gannett's "best and final" proposal.

        On June 24, 2016, together Ms. Engel and Mr. Meza received a telephone call from Ms. Rowlands, informing her that the Company's Board had elected to proceed with finalizing a transaction with Gannett. Representatives of Citi indicated the same to representatives of Raine.

        From June 24, 2016 through June 27, 2016, representatives of each of Gannett, Skadden, Nixon, Latham and the Company finalized the Merger Agreement and the related disclosure schedules, and these representatives, along with representatives of Orrick, also finalized the Support Agreement. During this time period, Gannett and ReachLocal, together with its respective representatives, reviewed and finalized the planned communication strategy concerning the initial public announcement of the proposed transaction.

        On June 25, 2016, representatives of Gannett had a discussion with Ms. Rowlands regarding Gannett's intentions with respect to the compensation structure it would be offering to certain key employees of the Company. On June 26, 2016, Ms. Rowlands contacted Ms. Engel to inform her of transaction bonuses that the ReachLocal compensation committee intended to recommend to the Company Board for approval at its June 27th meeting to be paid to Ms. Rowlands and two other Company executives that would be noted on the schedules to the Merger Agreement.

        The parties executed the Merger Agreement and the Support Agreement after the closing of the stock market on June 27, 2016, and announced the transaction immediately thereafter.

11.   The Merger Agreement; Other Agreements.

  The Merger Agreement.

        The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any factual information about ReachLocal, Gannett or the Purchaser. Such information can be found elsewhere in this Offer to Purchase. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

        The Merger Agreement has been filed herewith as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of the Company), and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by security holders of the Company. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of ReachLocal, Gannett or the Purchaser or any of their respective subsidiaries or affiliates.

  The Offer.

        Principal Terms of the Offer.    The Merger Agreement provides that, subject to the terms and conditions of the Offer and the Merger Agreement, the Purchaser will accept for payment, purchase and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer no more than two business days after the Expiration Time. The Purchaser's obligation to accept the Shares is subject to the satisfaction or (when permitted) waiver of the conditions to the Offer.

        The Merger Agreement provides that, to the extent permitted by applicable law, Gannett and the Purchaser reserve the right to increase the Offer Price or make any other changes to the terms and conditions of the Offer, except that, without the prior written consent of the Company, Gannett and the Purchaser may not:

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  decrease the Offer Price;

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  change the form of consideration;

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  reduce the maximum number of Shares sought to be purchased;

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  amend, modify or waive the Minimum Condition or certain other specified conditions;

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  amend any other conditions in a manner adverse to the holders of Shares;

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  impose new conditions on the Offer;

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  except as provided in the Merger Agreement, terminate, accelerate, extend or otherwise modify or amend the Expiration Time; or

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  otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of Shares.

        Extensions of the Offer.    The Merger Agreement provides that if, at any scheduled Expiration Time, any of the conditions to the Offer have not been satisfied or, to the extent waivable by Gannett or the Purchaser pursuant to the Merger Agreement, waived by Gannett or the Purchaser, the Purchaser will extend the Offer and the Expiration Time to a date that is not more than ten business days after such previously scheduled Expiration Time, or such longer period as may be agreed by the parties, in order to permit the satisfaction of such conditions to the Offer; provided, however, that the Purchaser will not be required to extend the Offer beyond October 25, 2016 (the "Initial Outside Date").

        In the event that at the Initial Outside Date, all of the conditions to the Offer other than the Minimum Condition and the HSR Condition have been satisfied or waived by Gannett and the Purchaser, the Initial Outside Date will be extended to December 24, 2016 (the "Extended Outside Date").

        The Purchaser will extend the Offer for any period or periods required by applicable law or applicable rules or positions of the SEC or its staff or NASDAQ.

        Schedule 14D-9 and Board Recommendation.    The Merger Agreement provides that the Company will file the Schedule 14D-9 with the SEC promptly, and in no event later than three days, following the filing of the Schedule TO. The Merger Agreement provides that the Schedule 14D-9 will include: (i) the Company Board Recommendation, (ii) the Fairness Opinion, together with a summary thereof, and (iii) notice of appraisal rights in connection with the Merger under the DGCL.

  The Merger.

        The Merger Agreement provides that the Merger and the transactions contemplated thereby will be effected pursuant to Section 251(h) of the DGCL such that the Merger will be effected without a vote of the Company's stockholders. The Merger Agreement provides that the Merger will be effected as soon as practicable following the acceptance time of the Offer and no later than the second business day after satisfaction or waiver of the applicable conditions to the Merger, unless the parties agree to another time.

        The Merger Agreement provides that, at the Closing, the Company will execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at the time the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or a later date and time as is agreed by the parties and specified in the Certificate of Merger. At the effective time of the Merger, the separate corporate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation.

        The Merger Agreement provides that, at the effective time of the Merger, each Share issued and outstanding immediately before the effective time, other than Shares held by Gannett, Purchaser, ReachLocal or any of their respective subsidiaries or Shares held by stockholders who perfect their appraisal rights under Delaware law, will be cancelled and converted automatically into the right to receive the Offer Price, without interest, payable net to the holder in cash, subject to any withholding of Taxes, upon surrender of the Certificates or Book-Entry Shares representing such Shares.

        The Merger Agreement provides that shares outstanding immediately before the effective time of the Merger and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration but rather will be entitled only to the rights granted by the DGCL to a holder of Dissenting Shares. At the effective time, all Dissenting Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of Dissenting Shares will stop having any rights with respect thereto, except the right to receive the "fair value" of the Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable law, then, as of the later of the effective time or the date of loss of such status, each of such shares will automatically be converted into or will be deemed to have been, at the effective time, converted into, as applicable, and will represent only the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes, following the surrender of the Stock Certificates or Book-Entry Shares representing such shares.

  Treatment of Stock Options, Restricted Stock and Restricted Stock Units.

        The Merger Agreement provides that the Purchaser will not assume any stock options, restricted stock awards or restricted stock units issued by the Company.

        Stock Options.    The Merger Agreement provides that each stock option that is outstanding, unexpired and unexercised immediately prior to the effective time, whether or not vested, will be cancelled and without any action on the part of any holder of any stock option, such holder will be entitled to receive in consideration of the cancellation of such stock option, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such stock option immediately prior to such cancellation and (ii) the excess, if any, of the Offer Price over the exercise price per Share subject to such stock option immediately prior to the cancellation, less any required withholding taxes. Any stock options for which the exercise price per Share is equal to or exceeds the Offer Price will be cancelled for no consideration and the holder will have no right to payment with respect to such cancelled stock options.

        Restricted Shares.    The Merger Agreement provides that the Company will cause all unvested awards of restricted Shares to become fully vested immediately prior to the effective time of the Merger without further restrictions with respect to ownership rights. These restricted Shares will thus become unrestricted Shares that are converted into the right to receive the Offer Price, less any required withholding taxes.

        Restricted Stock Units.    The Merger Agreement provides that each outstanding award of restricted stock units granted under the Company Equity Plan, whether or not vested, will be cancelled immediately prior to the effective time of the Merger and each former holder of such restricted stock units will be entitled to receive a cash payment of an amount equal to the product of (i) the total number of Shares subject to such restricted stock units awarded under Company Equity Plans as of immediately prior to cancellation and (ii) the Offer Price, less any required withholding taxes.

  Adjustments to the Offer Price and Merger Consideration.

        The Merger Agreement provides that, if at any time during the period between the date of the Merger Agreement and the effective time of the Merger, any change in the outstanding equity interests of the Company occurs as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any dividend or distribution with a record date during such period, the Offer Price and the Merger Consideration will be equitably adjusted to reflect such change.

  Representations and Warranties.

        In the Merger Agreement, the Company has made customary representations and warranties to Gannett and the Purchaser, including representations relating to, among other things:

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  the corporate organization and good standing of the Company and its subsidiaries;

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  the authorized and outstanding capital stock of the Company and the Company's capital structure;

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  the Company's corporate power and authority to enter into the Merger Agreement;

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  the absence of conflicts with the Company's organizational documents, applicable law and other contracts;

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  required regulatory filings and consents of governmental entities;

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  the Company's possession of permits and compliance with law;

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  the Company's financial statements, records and SEC filings;

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  the Company's internal controls over financial reporting and other disclosure controls and procedures;

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  the absence of undisclosed liabilities;

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  the absence of certain changes or events since January 1, 2016;

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  the Company's employee benefit plans;

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  compliance with labor laws and agreements and other labor matters;

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  the Company's material contracts;

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  the absence of material litigation;

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  environmental matters;

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  the Company's intellectual property;

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  the Company's income tax returns, material taxes and other tax matters;

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  the Company's insurance coverage and absence of breach or denial of coverage with insurance policies;

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  the Company's title to assets and leased real property;

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  the absence of undisclosed affiliate transactions;

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  the Company Board's receipt of the fairness opinion;

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  the accuracy of information supplied for inclusion in the Offer documents, Schedule 14D-9 and other filings with the SEC;

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  the absence of obligations to brokers;

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  the inapplicability of takeover statutes;

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  the absence of any shareholder rights plan or other anti-takeover plan being in effect; and

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  the Company's data security and privacy policies and procedures.

        In the Merger Agreement, Gannett also makes customary representations and warranties, relating to, among other things:

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  the corporate organization, good standing and qualification of Gannett and the Purchaser;

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  Gannett and the Purchaser's authority to enter into and consummate the transactions contemplated by the Merger Agreement;

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  the absence of conflicts with the organizational documents of Gannett or the Purchaser and other required consents and approvals;

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  required regulatory filings and consents of governmental entities;

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  the absence of certain litigation;

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  the accuracy of information supplied for inclusion in the Offer documents, Schedule 14D-9 and other filings with the SEC;

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  the lack of ownership of Company stock as of the date of the Merger Agreement;

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  the availability of funds to effect payment of the aggregate Offer Price and Merger Consideration;

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  Gannett's ownership of the Purchaser; and

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  the absence of management arrangements with the management of ReachLocal.

  Material Adverse Effect.

        Certain of the representations and warranties in the Merger Agreement and conditions to the Offer refer to the concept of a "Company Material Adverse Effect."

        The Merger Agreement defines a Company Material Adverse Effect as any effect that (i) has or would reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries, taken as a whole or (ii) prevents, materially impedes or materially delays the consummation of the Offer or the Merger to a date following the Extended Outside Date.

        For purposes of clause (i) above, however, the following effects will not constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, subject to certain exceptions:

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  changes or proposed changes in applicable laws after the date of the Merger Agreement;

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  changes in general economic, business, labor or regulatory conditions, or in the credit, financial or capital markets in the United States or globally, or changes generally affecting the industries

    (including seasonal fluctuations) in which the Company or its subsidiaries operate, after the date of the Merger Agreement;

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  changes in global or national political conditions, changes due to natural disasters, changes in the weather or changes due to health crises;

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  any action by the Company that is expressly required by the Merger Agreement or taken or not taken at the written request of Gannett;

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  any changes attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the identity of Gannett or the Purchaser;

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  any proceeding arising from or relating to the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

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  changes in the trading price or trading volume of Shares;

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  any item set forth in a specified section of the Company Disclosure Schedule or specified items disclosed in the Company SEC Documents as of the date of the Merger Agreement; or

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  any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts.

  Covenants.

        Operating Covenants.    The Merger Agreement provides that, except as set forth in the Company Disclosure Schedule, as contemplated or permitted by the Merger Agreement, required by applicable law or permitted by the written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement to the earlier of the effective time of the Merger or termination of the Merger Agreement, the Company will, and will cause each subsidiary of the Company to:

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  conduct and carry on its operations and business only in the ordinary course of business consistent with past practice; and

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  use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill and its material business relations, and to keep available the services of its current officers and employees in all material respects.

        The Merger Agreement also provides that, without limiting the foregoing, except as set forth in the Company Disclosure Schedule, expressly required by applicable law or the Merger Agreement, or otherwise with the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each subsidiary of the Company not to, directly or indirectly:

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  change the certificate of incorporation or bylaws or other comparable organizational documents of the Company or any of the Company's subsidiaries;

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  transfer or encumber any shares of capital stock of, or other equity interests in, the Company or any Company subsidiary, or any rights based on the value of any such equity interests, other than certain permitted grants or issuances;

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  sell, pledge or transfer any material property or assets of the Company or any Company subsidiary, except (i) pursuant to contracts in effect prior to the date of the Merger Agreement, (ii) if the fair market value of such property or assets does not exceed $500,000 in the aggregate, (iii) liens existing as of the date of the Merger Agreement and certain permitted liens and liens securing indebtedness permitted by the Merger Agreement or (iv) in the ordinary course of business;

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  transfer to any third party, dispose of or encumber any leased real property, other than in the ordinary course of business consistent with past practice;

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  declare any dividend or other distribution with respect to any of its capital stock or other equity interests or enter into any agreement with respect to the voting or registration of its capital stock or other equity interests;

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  reclassify, amend the terms of, or acquire any of its capital stock, or other equity interests, except (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company options in order to pay the exercise price of the Company Option, (ii) the withholding or disposition of Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Equity Plans or (iii) upon the forfeiture of outstanding Company options, restricted shares or restricted stock unit awards upon the termination of the employment of the holder thereof or otherwise;

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  merge or consolidate the Company or any Company subsidiary with any person other than a merger with and into another Company subsidiary;

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  acquire or agree to acquire any person or business or division thereof except with respect to such acquisitions in the ordinary course of business consistent with past practice with a total purchase price not exceeding $500,000 individually or $2,500,000 in the aggregate;

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  acquire any ownership interest in real property;

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  incur or assume any indebtedness for borrowed money or issue any debt securities, except under certain specified conditions including, but not limited to, (i) for borrowings in the ordinary course of business under the Company's existing credit facilities or contracts described in the Company Disclosure Schedule and (ii) indebtedness for borrowed money, that is prepayable at any time without penalty or premium, in an amount not to exceed $1,000,000 in the aggregate;

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  become liable for the obligations of any person, except liabilities incurred in the ordinary course of business consistent with past practice and with respect to obligations of Company subsidiaries;

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  mortgage or pledge any of the Company's or its subsidiaries' capital stock, equity interest or material assets, or create or allow to exist any material lien thereupon;

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  make any loans or capital contributions to any person (other than any Company subsidiary) in excess of $500,000 in the aggregate;

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  materially modify or terminate any Company material contract or lease or waive, release or assign any material rights or claims under any Company material contract or lease or enter into any contract that would be a material contract if it had been entered into on or prior to the date of the Merger Agreement, other than any of the foregoing actions taken in the ordinary course of business and consistent with past practice with respect to certain contracts;

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  except as required by law or to comply with any benefit plan as in effect on the date of the Merger Agreement, increase the compensation or benefits of any employee of the Company, except for routine increases in cash compensation in the ordinary course of business consistent with past practice or in connection with promotions, in each case, for employees at or below the level of vice president or managing director or that are not officers, or make certain other changes to employee benefits;

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  forgive any loans to directors, officers, employees or any of their respective affiliates or enter into any affiliate transactions other than in the ordinary course of business and consistent with past practice;

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  make any change in accounting policies, other than as required by GAAP or Regulation S-X promulgated under the Securities Act or applicable rules and regulations of the SEC;

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  waive, settle or compromise any governmental complaint or proceeding or claims in connection with litigation or other proceedings, subject to certain permitted settlements or compromises;

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  make certain material tax changes;

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  make any change in the investment, hedging, reserving, underwriting or claims administration policies, practices or principles that would be material to the Company and the Company subsidiaries, taken as a whole, except as may be required to conform to changes in GAAP or applicable law;

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  fund any capital expenditure in any calendar quarter which, when added to all other capital expenditures made by the Company and the Company subsidiaries in that calendar quarter, would exceed by more than $250,000 the aggregate amount budgeted for capital expenditures in that calendar quarter;

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  fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

  •
  adopt or amend any benefit plan in a manner that would materially increase the costs or benefits under such plan except as required to comply with applicable laws; or

  •
  agree, authorize or enter into any contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

        Access to Information; Confidentiality.    The Merger Agreement provides that from the date of the Merger Agreement to the earlier of the effective time of the Merger and the termination of the Merger Agreement, the Company will, subject to certain exceptions, (i) provide to Gannett and the Purchaser reasonable access, upon reasonable advance written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each Company subsidiary and to their books and records and (ii) use commercially reasonable efforts to furnish such information concerning the business, properties, contracts, Company permits, assets and liabilities of the Company and each Company subsidiary as Gannett may reasonably request.

        No Solicitation.    The Merger Agreement provides that the Company will not (i) initiate, solicit or knowingly encourage or knowingly induce the submission of any Acquisition Proposal (as defined below) or engage in any discussions or negotiations or furnish or disclose any nonpublic information with respect thereto, or knowingly take any other action designed and intended to facilitate the making of any proposal which constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (other than informing any third party of the existence of the Company's obligations under the no solicitation provisions of the Merger Agreement or ascertaining facts from any third party making an Acquisition Proposal so that the Company Board may inform itself about the Acquisition Proposal) or (ii) terminate or modify any provision of any confidentiality, standstill or similar agreement to which the Company or any Company subsidiary is a party and which would otherwise prohibit, delay or impair the ability of any person to make an Acquisition Proposal.

        The Company will immediately terminate any discussion or negotiation with any third party conducted prior to the date of the Merger Agreement by the Company with respect to any Acquisition Proposal, or any proposal that could reasonably be expected to lead to an Acquisition Proposal, and will request to have returned promptly to the Company any confidential information. The Company represents and warrants to Gannett that neither it nor any of the Company subsidiaries has granted any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company subsidiary.

        The Merger Agreement also provides that, notwithstanding the terms of the Merger Agreement summarized in the preceding two paragraphs, if at any time following the date of the Merger Agreement and prior to the acceptance time of the Offer (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) the Acquisition Proposal did not result from a breach of the no solicitation provisions of the Merger Agreement and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and that, after consultation with outside counsel, failing to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, then the Company may (a) furnish information about the Company and the Company subsidiaries to the third party making the Acquisition Proposal, its representatives and potential sources of financing, (b) participate in discussions or negotiations with the third party and (c) terminate or modify any provision of any confidentiality, standstill or similar agreement to which the Company or a Company subsidiary is a party. However, the Company will not disclose any nonpublic information to the third party without first entering into an acceptable confidentiality agreement and will provide to Gannett, within 24 hours, any material nonpublic information concerning the Company or the Company subsidiaries provided to such other person that was not previously provided to Gannett.

        The Merger Agreement provides that the Company will notify Gannett within 24 hours of receipt by the Company of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal. The Company will provide this notice in writing and will identify the third party making, and the material terms and conditions of, the Acquisition Proposal or inquiry. The Company will keep Gannett reasonably informed of the status of any Acquisition Proposal or inquiry and will provide to Gannett within 24 hours a copy or description of such Acquisition Proposal and other related materials.

        As defined in the Merger Agreement, "Acquisition Proposal" means any offer or proposal from a third party concerning:

  •
  a merger, consolidation, business combination or similar transaction involving the Company;

  •
  a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company or Company subsidiaries representing fifteen percent (15%) or more of the consolidated assets of the Company and the Company subsidiaries, taken together as a whole, based on their fair market value;

  •
  the purchase or acquisition by any third party of fifteen percent (15%) or more of the issued and outstanding Shares or other equity interests in the Company and the Company subsidiaries, taken together as a whole;

  •
  any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any third party beneficially owning fifteen percent (15%) or more of the Shares or any other equity interests of the Company and the Company subsidiaries, taken together as a whole; or

  •
  any combination of the foregoing (in each case, other than the Offer and the Merger).

        For purposes of the termination fee provisions of the Merger Agreement only, the term "Acquisition Proposal" will have the same meaning as the foregoing, except that references to "15%" will be deemed to be references to "30%."

        As defined in the Merger Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal (except the references to "15%" will be replaced by "30%") made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside counsel), taking into account factors the Company Board considers in good faith to be appropriate, if consummated would reasonably be expected to result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement.

        Change of Recommendation.    Except as set forth in the relevant provisions of the Merger Agreement, the Company Board may not: (i) withdraw or amend in any manner adverse to Gannett or the Purchaser the Company Board Recommendation or publicly propose to do so, (ii) approve, adopt or recommend any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) after the date that any Acquisition Proposal is first made public or otherwise sent or given to the Company stockholders, fail to issue a press release expressly reaffirming the Company Board Recommendation within ten business days of Gannett's written request to do so, (iv) fail to include the Company Board Recommendation in the Schedule 14D-9 or (v) except as expressly permitted by the Merger Agreement, cause or permit the Company to enter into any contract, letter of intent or similar agreement regarding or providing for any Acquisition Proposal (other than an acceptable confidentiality agreement) or requiring the Company to abandon, terminate, materially delay or fail to consummate the transactions contemplated by the Merger Agreement (the foregoing, a "Change of Board Recommendation").

        The Merger Agreement provides that, notwithstanding the provisions of the Merger Agreement summarized above, if, at any time prior to the Acceptance Date, the Company has received a bona fide written Acquisition Proposal that does not result from a breach of the no solicitation provisions of the Merger Agreement, and the Company Board determines, after consultation with its financial advisors and outside counsel, that the Acquisition Proposal constitutes a Superior Proposal and that failing to take action would reasonably be expected to be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company Board may at any time prior to the acceptance time of the Offer, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, subject to the requirements of the Merger Agreement. In order to effect a Change of Board Recommendation or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company must provide to Gannett at least four business days' prior written notice of the Company's intention to take this action, along with a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal, and:

  •
  during the four day notice period, if requested by Gannett, the Company must engage in good faith negotiations with Gannett regarding any amendment to the Merger Agreement proposed in writing by Gannett and intended to cause the relevant proposal to no longer constitute a Superior Proposal; and

  •
  the Company Board must consider any adjustments or proposed amendments to the Merger Agreement (including a change to the price terms) and the other agreements contemplated that may be proposed in writing by Gannett and will have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if the proposed changed terms were to be given effect.

        The Merger Agreement also provides that the Company Board may at any time prior to the acceptance time of the Offer effect a Change of Board Recommendation if (i) the Company Board determines that an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to the Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law. In order to effect such a Change of Board Recommendation, the Company Board must have provided to Gannett at least four business days' prior written notice of its intention to take this action and:

  •
  during the four business day period, if requested by Gannett, the Company must engage in good faith negotiations with Gannett regarding any proposed changed terms proposed in writing by Gannett; and

  •
  the Company Board must have considered the proposed changed terms and determined in good faith that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law if the proposed changed terms were given effect.

        As defined in the Merger Agreement, "Intervening Event" means any material event that first becomes known to the Company or the Company Board after the date of the Merger Agreement and was not reasonably foreseeable as of the date of the Merger Agreement. However, the following events do not constitute an Intervening Event:

  •
  the receipt, existence or terms of an Acquisition Proposal or consequence thereof;

  •
  compliance with the HSR Act;

  •
  any increase in the price or trading volume of Shares on NASDAQ or any other national securities exchange on which the Shares are listed; and

  •
  the Company and/or the Company subsidiaries meeting or exceeding any analyst projections or any internal or published projections of revenue, earnings or other financial or operating metrics before, on or after the date of the Merger Agreement.

        The Merger Agreement provides that nothing contained in the provisions of the Merger Agreement summarized above will prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company's stockholders under applicable law. The issuance by the Company or the Company Board of a "stop, look and listen" statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a Change of Board Recommendation.

        Appropriate Action; Consents; Filings.    The Merger Agreement provides that the Company, Gannett and the Purchaser will use their best efforts to:

  •
  take all appropriate action and do all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable;

  •
  take actions required to cause the expiration of the notice periods under competition laws with respect to the transactions as promptly as practicable after execution of the Merger Agreement;

  •
  obtain, and maintain, from any governmental entities any consents, orders or similar authorizations necessary or required to be obtained by Gannett, the Purchaser or the Company, or any of their respective subsidiaries in order to effect the Closing as promptly as practicable;

  •
  cause the satisfaction of all conditions to the Offer and the Merger;

  •
  vigorously defend all lawsuits or other legal, regulatory or other proceedings or orders challenging or affecting the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

  •
  as promptly as practicable, make or cause to be made all necessary applications and filings, including filing HSR Act notifications, by July 11, 2016; and

  •
  as promptly as reasonably practicable after the date of the Merger Agreement, make all necessary filings with respect to the Merger Agreement, the Offer and the Merger required under any competition laws and any other applicable law.

        Certain Notices.    The Merger Agreement provides that, unless prohibited by applicable law, each party will promptly notify the other parties if any of the following occur after the date of the Merger Agreement: (i) receipt of any communication in writing from any governmental entity or person alleging that the consent or approval of the person is or may be required in connection with the Offer, Merger or any of the transactions contemplated by the Merger Agreement; (ii) receipt of any notice or other communication from any governmental entity or NASDAQ (or any other securities market) in connection with the transactions; or (iii) upon such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the transactions contemplated by the Merger Agreement, or that would reasonably be expected to result in any of the conditions to the Merger not being satisfied. The delivery of any notice will not cure any breach of any representation, warranty, covenant or agreement contained in the Merger Agreement or otherwise limit or affect the remedies available to the party receiving such notice. Any failure to make such notice (in and of itself) will not be taken into account in determining whether the conditions to the Offer are satisfied or give rise to any right of termination.

        Public Announcements.    The Merger Agreement provides that the parties will not issue any press release or make any public statement with respect to the Offer, the Merger or the Merger Agreement without the prior written consent of the other party, subject to certain permitted exceptions.

        Employee Benefit Matters.    The Merger Agreement provides that, among other things related to employee benefit matters, from and after the effective time of the Merger and for a period ending one year following the effective time, Gannett will either:

  •
  assume and maintain for the benefit of the employees of the Company and Company subsidiaries immediately prior to the acceptance time of the Offer, the benefit plans (other than the equity plans) at the benefit levels in effect on the date of the Merger Agreement and provide or cause its subsidiaries to provide compensation and benefits (other than equity compensation) to each continuing employee that have a target value that is reasonably comparable in the aggregate to the target value of the compensation and benefits provided to such continuing employee under the benefit plans immediately prior to the acceptance time of the Offer (other than equity compensation); or

  •
  provide compensation (other than equity compensation) to each continuing employee that, taken as a whole, has a target value that is reasonably comparable in the aggregate to the target value of the compensation (other than equity compensation) provided to such continuing employee immediately prior to the acceptance time of the Offer and provide benefits to each continuing employee that, taken as a whole, have a value that is reasonably comparable in the aggregate to the benefits provided to such continuing employee immediately prior to the acceptance time of the Offer.

        Gannett will assume during the one year period following the effective time of the Merger or, if sooner, until all obligations thereunder have been satisfied, all of the Company's employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company and any continuing employee) as in effect at the effective time.

        The Company's senior management team will be permitted to reasonably determine the level of payments to continuing employees pursuant to the Company's incentive plans with respect to the annual performance period in which the effective time occurs, but the senior management team must consult with and obtain the consent of Gannett before making a final determination.

        The Merger Agreement provides that it is not intended to confer on any continuing employee any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment. The provisions of the Merger Agreement are for the sole benefit of the parties to the Merger Agreement and are not for the benefit of any third party.

        Indemnification of Directors and Officers.    The Merger Agreement provides that, for six years from the effective time of the Merger, Gannett will indemnify all past and present directors and officers of the Company and its subsidiaries to the same extent such directors and officers are indemnified as of the date of the Merger Agreement by the Company and provide a D&O insurance policy for directors and officers that is no less favorable in the aggregate than the Company's existing insurance policy.

        Gannett Agreements Concerning the Purchaser.    The Merger Agreement provides that Gannett guarantees the faithful performance by the Purchaser of, and the compliance by the Purchaser with, all of the obligations of the Purchaser under the Merger Agreement in accordance with the terms of the Merger Agreement, and covenants and agrees to take all actions necessary to ensure this performance by the Purchaser.

        Takeover Statutes.    The Merger Agreement provides that, if any state takeover or other state law that purports to limit or restrict business combinations or the ability to acquire or vote Shares becomes or is deemed to be applicable to the transactions contemplated by the Merger Agreement, then the Company and the Company Board will take all action reasonably available to render it inapplicable.

        Section 16 Matters.    The Merger Agreement provides that, prior to the effective time, the Company Board will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a "covered person" of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder of Shares, Company options or Company restricted stock unit awards pursuant to the Merger Agreement, the Offer and the Merger will be an exempt transaction for purposes of Section 16.

        Company Indebtedness.    The Merger Agreement provides that, prior to the acceptance time of the Offer, the Company will take all actions necessary and appropriate to obtain at the acceptance time pay-off letters evidencing the amount necessary to pay off all existing indebtedness and other obligations under (i) the Loan and Security Agreement, dated as of April 30, 2015, by and among the Company, certain Company subsidiaries, Hercules Technology Growth Capital, Inc., as administrative agent, and the lenders party thereto and (ii) the Company Convertible Notes. At or prior to the acceptance time, Gannett will pay, or cause to be paid, on behalf of the Company, the pay-off amount described above.

        Stockholder Litigation.    The Merger Agreement provides that the Company will, subject to certain exceptions, consult with Gannett in the Company's defense or settlement of any stockholder litigation against the Company or any of its directors or executive officers relating to the transactions contemplated by the Merger Agreement. The Company will not settle stockholder litigation relating to the transactions contemplated by the Merger Agreement without the prior written consent of Gannett.

  Conditions to the Merger.

        The Merger Agreement provides that the obligations of the parties to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

  •
  the Purchaser will have irrevocably accepted for purchase, or caused to be irrevocably accepted for purchase, all Shares validly tendered and not withdrawn in the Offer; and

  •
  the consummation of the Merger will not then be restrained by any order of a court or governmental entity and there will not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity that prevents the consummation of the Merger.

  Termination of the Merger Agreement.

        Rights to Terminate the Merger Agreement.    The Merger Agreement provides that it may be terminated, and the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be abandoned:

  •
  by mutual written consent of Gannett and the Company at any time prior to the acceptance time of the Offer;

  •
  by either the Company or Gannett if the Offer expires as a result of the non-satisfaction of any condition to or requirement of the Offer in a circumstance where the Purchaser has no further obligation to extend the Offer;

  •
  by either the Company or Gannett, subject to certain specified restrictions, if any court or governmental entity has taken any action permanently restraining (i) prior to the acceptance time, the acceptance of or payment for Shares pursuant to the Offer or (ii) prior to the effective time, the consummation of the Merger;

  •
  by Gannett, at any time prior to the acceptance time, if the Company Board has effected a Change of Board Recommendation;

  •
  by the Company, at any time prior to the acceptance time, if the Company Board determines to enter into a definitive merger agreement or other similar agreement relating to a Superior Proposal, provided that the Company will pay the termination fee as described below;

  •
  by Gannett, at any time prior to the acceptance time, if: (i) there has been a breach by the Company of any of its representations or warranties or if the Company has failed to perform any of its obligations such that any condition to the Offer contained in clauses (c)(iii) or (c)(iv) of Annex I to the Merger Agreement is not capable of being satisfied while such breach or failure to perform is continuing, (ii) Gannett has delivered to the Company written notice of such breach or failure to perform and (iii) the breach or failure to perform is not capable of cure in a manner sufficient to allow satisfaction of these conditions to the Offer prior to the applicable Outside Date or at least thirty days have passed since Gannett gave written notice of the breach; or

  •
  by the Company, at any time prior to the acceptance time, if: (i) there has been a breach by Gannett or the Purchaser of any of its representations or warranties or if Gannett or the Purchaser have failed to perform any of their obligations in a way that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company has delivered to Gannett written notice of such breach or failure to perform and (iii) either such breach or failure to perform is not capable of cure prior to the applicable Outside Date or at least thirty days have elapsed since the Company gave written notice of the breach.

        Effect of Termination.    The Merger Agreement provides that, in the event of termination by either the Company or Gannett, written notice of the termination must be given to the other party or parties. The Merger Agreement will become void and there will be no liability or obligation on the part of Gannett, the Purchaser or the Company or their respective subsidiaries, officers or directors, except that certain sections of the Merger Agreement will survive the termination.

        Termination Fee.    The Merger Agreement provides that if (i) Gannett terminates because the Company Board has effected a Change of Board Recommendation or (ii) the Company terminates in order to enter into a definitive merger agreement or similar agreement relating to a Superior Proposal, then the Company must pay Gannett a termination fee equal to $5.3 million. Additionally, if (i) the Merger Agreement is terminated by either party due to the Offer expiring as a result of the non-satisfaction of any condition to the Offer in a circumstance where the Purchaser has no further obligation to extend the Offer, as described above, and (ii) (A) after the date of the Merger Agreement and prior to the date of termination, an Acquisition Proposal is made to the Company or the Company Board, (B) such Acquisition Proposal was publicly announced prior to the date of such termination and such Acquisition Proposal remained pending as of the date of such termination, and (C) within twelve months after the termination of the Merger Agreement (1) the Company enters into a definitive agreement with respect to such Acquisition Proposal and (2) the transaction contemplated by such Acquisition Proposal is subsequently consummated, then the Company must pay the termination fee of $5.3 million to Gannett. If the termination fee is payable in accordance with the terms of the above-described provisions, its receipt will be the sole and exclusive remedy to Gannett and the Purchaser against the Company, its subsidiaries and any of their respective former, current or future affiliates.

        Amendment of the Merger Agreement.    The Merger Agreement provides that it may be amended by mutual agreement of the parties by action taken by or on behalf of their respective boards of directors at any time prior to the acceptance time.

        Specific Performance.    The Merger Agreement provides that the parties are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance of the terms of the Merger Agreement.

  Tender and Support Agreement.

        Concurrently with the execution and delivery of the Merger Agreement, Gannett and the Purchaser entered into the Support Agreement with certain affiliates of (i) VantagePoint Capital Partners, including VantagePoint Management, Inc., VantagePoint Venture Partners III, L.P., VantagePoint Venture Partners III(Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV(Q), L.P., VantagePoint Venture Partners IV Principals Fund, L.P., and VantagePoint Venture Partners 2006(Q), L.P.; and (ii) RMV V, L.L.C, including Rho Ventures V, L.P., and Rho Ventures V Affiliates, L.L.C., each in their capacity as stockholders of the Company (collectively, the "Supporting Stockholders"). The maximum number of shares subject to the Support Agreement will not exceed 39.99% of the outstanding Shares (the "Covered Shares"). Pursuant to the Support Agreement, the Supporting Stockholders (solely in their capacity as stockholders of the Company) agreed, among other things, subject to the termination of the Support Agreement to (a) tender in the Offer (and not to withdraw) all Covered Shares beneficially owned or thereafter acquired by them, (b) vote the Covered Shares in support of the Merger in the event stockholder approval is required to consummate the Merger pursuant to Section 251 of the DGCL and against any competing transaction, (c) appoint Gannett as their proxy to vote the Covered Shares in connection with the Merger Agreement, and (d) not otherwise transfer any of the Covered Shares. The Support Agreement will terminate upon the earliest of (x) the termination of the Merger Agreement, (y) the effective time, and (z) any reduction in the Offer Price or the Merger Consideration. In addition, upon a Change of Board Recommendation under and in compliance with the Merger Agreement, the provisions described in (a), (b) and (c) above and the Supporting Stockholders' right to indemnification under the Support Agreement (described below) will not apply for so long as such Change of Board Recommendation remains in effect. If the Company Board withdraws the Change of Board Recommendation and then renews the Company Board Recommendation, the provisions in (a), (b) and (c) described above and the Supporting Stockholders' indemnification right will remain in full force and effect.

        The Support Agreement provides that Gannett will indemnify each of the Supporting Stockholders and each of their members, affiliates, partners, and their respective directors, managing directors, members, partners, attorneys, representatives, officers, and employees, against any payments made or payable by any such person arising by reason of such Supporting Stockholder entering into and performing its obligations under the Support Agreement in respect of (i) costs and expenses (including reasonable attorneys' fees) incurred; (ii) judgments, fines, losses, amounts paid in settlement, claims, penalties and damages incurred or suffered; and (iii) liabilities incurred.

        The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, which has been included as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

  Confidentiality Agreement.

        Gannett and ReachLocal entered into a Confidentiality Agreement, dated February 19, 2016 (the "Confidentiality Agreement"). Under the terms of the Confidentiality Agreement, Gannett agreed (i) to use the Evaluation Material, as defined in the Confidentiality Agreement, provided by ReachLocal solely for the purpose of evaluating a possible transaction and for no other purpose, (ii) that the Evaluation Material would be kept confidential and (iii) that Gannett would not disclose any of the Evaluation Material.

        This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated herein by reference.

12.   Purpose of the Offer and the Merger; No Stockholder Approval; Plans for ReachLocal.

        Purpose of the Offer; Plans for ReachLocal.    The purpose of the Offer is for Gannett, through the Purchaser, to acquire control of, and ultimately acquire the entire equity interest in, ReachLocal. The Offer, as the first step in the acquisition of ReachLocal, is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all of the outstanding Shares not tendered and purchased in the Offer. If the conditions to the Offer set forth in Section 14—"Conditions to the Offer" are satisfied and the Offer is consummated, the Purchaser intends to consummate the Merger as promptly as practicable thereafter. After completion of the Offer and the Merger, ReachLocal will be a wholly owned subsidiary of Gannett.

        Stockholders of ReachLocal who tender their Shares pursuant to the Offer will cease to have any equity interest in ReachLocal or any right to participate in its earnings and future growth after the consummation of the Offer. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in ReachLocal. On the other hand, after tendering their Shares pursuant to the Offer and consummation of the subsequent Merger, stockholders of ReachLocal will not bear the risk of any decrease in the value of Shares.

        If the Offer is consummated, we do not anticipate seeking the approval of ReachLocal stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we intend to complete the Merger without a vote of the ReachLocal stockholders in accordance with Section 251(h) of the DGCL. The foregoing discussion is not a complete statement of the DGCL and is qualified in its entirety by reference to the DGCL.

        It is expected that, initially following the Merger, the material business and operations of ReachLocal will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Gannett will continue to evaluate the business and operations of ReachLocal during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Gannett intends to review such information as part of a comprehensive review of ReachLocal's business, operations, capitalization and management with a view to optimizing development of ReachLocal's potential. From time to time, Gannett may make changes to the ReachLocal business, operations, capitalization or management with a view to combining the existing and future business of ReachLocal and Gannett and optimizing ReachLocal's business in conjunction with Gannett's other business.

        Except as disclosed in this Offer to Purchase and except for certain pre-existing agreements described in the Schedule 14D-9, to the best knowledge of the Purchaser and Gannett, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of ReachLocal, on the one hand, and Gannett or the Purchaser, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of ReachLocal entering into any such agreement, arrangement or understanding. It is possible that members of ReachLocal's current management team will enter into new employment arrangements with ReachLocal that will take effect after the completion of the Offer and the Merger. Such arrangements may include the right to purchase or participate in the equity of the Purchaser or its affiliates.

        Except as described above or elsewhere in this Offer to Purchase (including, without limitation, the Merger), the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving ReachLocal or any of its subsidiaries (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets), any change in the Company Board or management, any material change in ReachLocal's indebtedness, capitalization or dividend rate or policy or any other material change in ReachLocal's corporate structure or business.

        The board of directors of the Surviving Corporation at and immediately following the effective time will consist of the members of the board of directors of the Purchaser immediately prior to the effective time. The officers of the Surviving Corporation at and immediately following the effective time will be the officers of ReachLocal immediately prior to the effective time. At the effective time, the certificate of incorporation of the Surviving Corporation will be amended and restated, so as to read in its entirety in the form set forth as Exhibit A to the Merger Agreement, and the bylaws of the Surviving Corporation will be amended and restated so as to read in their entirety in the form set forth as Exhibit B to the Merger Agreement.

13.   Source and Amount of Funds.

        The Offer is not conditioned on any financing arrangement or Gannett's or the Purchaser's ability to finance the purchase of Shares pursuant to the Offer. We will need approximately $160 million to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses. Gannett expects to obtain the necessary funds from cash on hand, available lines of credit or other sources of immediately available funds.

        We do not believe our financial condition is material to your decision whether to tender your Shares in the Offer because the form of payment consists solely of cash and is not conditioned on any financing arrangement or subject to any financing condition. Gannett has sufficient resources to provide the Purchaser with the funds necessary to purchase the Shares in the Offer.

14.   Conditions to the Offer.

        For purposes of this Section 14, capitalized terms used in this Section 14 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference.

        The Purchaser will not be required to, and Gannett will not be required to cause the Purchaser to, accept for payment or pay for any validly tendered Shares, if (i) at the Expiration Time, there have not been validly tendered into the Offer (in the aggregate) that number of Shares (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) that, together with the number of Shares (if any) then owned by Gannett or the Purchaser, represent at least a majority of the Shares then issued and outstanding (the "Minimum Condition") or (ii) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Time (the "HSR Condition").

        Additionally, the Purchaser will not be required to, and Gannett will not be required to cause the Purchaser to, accept for payment or pay for any validly tendered Shares, if any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Time or immediately prior to the acceptance time:

  •
  there is an order of a governmental entity of competent jurisdiction that makes illegal, restrains or prohibits the making or consummation of the Offer or the Merger;

  •
  there is any law in effect, enacted, entered, enforced or promulgated by or on behalf of a government entity of competent jurisdiction that would make illegal, restrain or prohibit the Offer or the Merger;

  •
  (A)(1) The representations and warranties of the Company contained in Section 3.2 of the Merger Agreement are not true and correct in all respects, except to the extent that the failure of such representations and warranties to be true and correct has not resulted in an increase of more than $200,000 in the aggregate amount required to be paid by Gannett and the Purchaser to consummate the Offer and the Merger pursuant to Article I and Article II of the Merger Agreement; provided, however, that the representations and warranties of the Company contained in Section 3.2 that do not relate to the number of outstanding Equity Securities of the Company must be true and correct in all material respects, (2) any representation or warranty of the Company contained in Section 3.3 of the Merger Agreement is not true and correct in all but de minimis respects, (3) any representations and warranties contained in the second sentence of Section 3.1(a) that are qualified as to materiality or Company Material Adverse Effect are not true and correct in all respects or (4) the representations and warranties of the Company set forth in Section 3.10(b), Section 3.21, Section 3.23 and Section 3.25 are not true and correct in all respects, in the case of each of these clauses (1), (2), (3) and (4), as of the date of the Merger Agreement and as of the Expiration Time as if made at and as of such date, except to the extent such representations and warranties relate to an earlier date or time (in which case on and as of such earlier date or time) or (B) any other representation and warranty of the Company contained in the Merger Agreement (other than those listed in the preceding clause (A)) is not true and correct as of the date of the Merger Agreement and as of the Expiration Time as if made at and as of such date, except to the extent such representations and warranties relate to an earlier date or time (in which case on and as of such earlier date or time), except in the case of this clause (B) to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had a Company Material Adverse Effect;

  •
  the Company has failed to perform or comply with any covenant, obligation or agreement in any material respect required to be performed by it under the Merger Agreement;

  •
  a Company Material Adverse Effect has occurred and is continuing;

  •
  the Company Board has made a Change of Board Recommendation; or

  •
  the Company and Gannett have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement has been properly and validly terminated in accordance with its terms.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Gannett and the Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.

        The foregoing conditions are for the sole benefit of Gannett and the Purchaser and may be waived by Gannett or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except that the Minimum Condition may not be waived), in each case, subject to the terms of the Merger Agreement and applicable laws. Any reference to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived. The failure by Gannett or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

15.   Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement to the effective time, without the prior written consent of Gannett, ReachLocal will not declare, set aside or pay any dividends or other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or its subsidiaries.

16.   Certain Legal Matters; Regulatory Approvals; Appraisal Rights.

        General.    Except as otherwise set forth in this Offer to Purchase, based on Gannett and the Purchaser's review of publicly available filings by ReachLocal with the SEC and other information regarding ReachLocal, Gannett and the Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of ReachLocal and which might be adversely affected by the acquisition of Shares by the Purchaser or Gannett pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser or Gannett pursuant to the Offer. In addition, except as set forth below, Gannett and the Purchaser are not aware of any filings, approvals or other actions by or with any Governmental Authority or administrative or regulatory agency that would be required for Gannett's and the Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Gannett and the Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to ReachLocal's or Gannett's business or that certain parts of ReachLocal's or Gannett's business might not have to be disposed of or held separate. See Section 14—"Conditions to the Offer."

        Antitrust.    Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the "FTC"), certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Gannett by virtue of the Purchaser's acquisition of the Shares in the Offer (and the Merger).

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The parties will file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger no later than July 11, 2016. Under the HSR Act, the required waiting period will expire at 11:59 p.m., New York City time on the fifteenth calendar day after the filing by Gannett, unless earlier terminated by the FTC and the Antitrust Division or Gannett receives a request for additional information or documentary material ("Second Request") from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Gannett's substantial compliance with that request. If either the fifteen-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Gannett's consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Complying with a Second Request can take a significant period of time. Although ReachLocal is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither ReachLocal's failure to make its filing nor failure to comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

        The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as the Purchaser's acquisition of Shares in the Offer (and the Merger). At any time before or after the Purchaser's purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including, without limitation, seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Gannett, ReachLocal or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 14—"Conditions to the Offer."

        Gannett and ReachLocal also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Gannett and ReachLocal are engaged, Gannett and the Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States.

        Based on an examination of publicly available and other information relating to the businesses in which ReachLocal is engaged, Gannett and the Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Gannett and the Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, cannot be certain what the result will be. See Section 14—"Conditions to the Offer."

        Stockholder Approval Not Required.    If the Offer is consummated, we intend to complete the Merger pursuant to Section 251(h) of the DGCL promptly after the consummation of the Offer and without the ReachLocal stockholders' adoption of the Merger Agreement. For a discussion of the provisions of Section 251(h) of the DGCL, see Section 12—"Purpose of the Offer and the Merger; No Stockholder Approval; Plans for ReachLocal."

        Section 203 of the DGCL.    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" was approved by the board of directors of such corporation before such person became an "interested stockholder." ReachLocal has represented to Gannett and the Purchaser that the action of the ReachLocal Board in approving the Offer, the Merger, the Support Agreements and the transactions contemplated thereby is sufficient to render inapplicable to the Merger Agreement and the transactions, including the Merger, the Offer and the Support Agreements, the restrictions on "business combinations" (as defined by Section 203 of the DGCL). Therefore, the restrictions of Section 203 are inapplicable to the Merger and the transactions contemplated under the Merger Agreement.

        State Takeover Laws.    A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        ReachLocal, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 14—"Conditions to the Offer."

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares into the Offer and who comply with the applicable legal requirements will have appraisal rights under

Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.

        Any such judicial determination of the fair value of the Shares could be based on considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, ReachLocal may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262 of the DGCL.

        If a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following: (i) within the later of the consummation of the Offer and twenty days following the sending of this notice, deliver to the Company at the address indicated below a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal; (ii) not tender their Shares in the Offer; and (iii) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the effective time.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including, without limitation, Section 262 of the DGCL.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Gannett nor the Purchaser believes that Rule 13e-3 will be applicable to the Merger.

        Legal Proceedings Relating to the Tender Offer.    We are not aware of any legal proceedings related to the Offer.

17.   Fees and Expenses.

        Gannett has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Gannett nor the Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

        Gannett and the Purchaser have filed with the SEC the Schedule TO (including, without limitation, exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including, without limitation, exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning ReachLocal" under "Available Information."

        The Offer does not constitute a solicitation of proxies for any meeting of ReachLocal stockholders. Any solicitation which the Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

        No person has been authorized to give any information or make any representation on behalf of Gannett or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of the Purchaser, the Depositary or the Information Agent for the purpose of this Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Gannett, the Purchaser, ReachLocal or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Gannett Co., Inc.
Raptor Merger Sub, Inc.
July 11, 2016

 SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF GANNETT AND THE PURCHASER

        The name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Gannett and the Purchaser are set forth below. The business address of each such director and officer is Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia, telephone number: (703) 854-6000. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Gannett. None of the directors and officers of Gannett or the Purchaser listed below has, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws. Unless otherwise noted below, all directors and officers listed are citizens of the United States.

1.     Directors and Executive Officers of Gannett.

Board of Directors of Gannett

Name	Present Principal Occupation or Employment and Five-Year Employment History
John Jeffry Louis	John Jeffry Louis, 53, was Co-Founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, and served as its Chairman from 1992 to 2007. He is currently a director of The Olayan Group, S.C. Johnson and Son, Inc., and chairman of the board of the U.S./U.K. Fulbright Commission. Mr. Louis has financial expertise, substantial experience in founding, building and selling companies and in investing in early stage companies from his years of experience in the venture capital industry as a leader of Parson Capital and as an entrepreneur who has founded a number of companies. He served as a director of the Gannett's former parent from 2006 until the separation, and has served as a director of Gannett since June 29, 2015.
John E. Cody

John E. Cody, 69, served as Executive Vice President and Chief Operating Officer of Broadcast Music, Inc. from November 2006 until his retirement in November 2010. Previously, he served as BMI's Senior Vice President and Chief Financial Officer from 1999 to 2006. Before joining BMI, he served as Vice President/Controller of the Hearst Book Group and Vice President/Finance and Chief Financial Officer for the U.S. headquarters of LM Ericsson. He is also a director of the Tennessee Performing Arts Center. Mr. Cody has financial expertise, significant management, leadership and operational experience in the areas of licensing, information technology, human resources, public policy, business development and implementing enterprise-wide projects, and broad business experience in the music broadcast, publishing and telecommunications industries from the various senior leadership positions he held with BMI, Hearst and Ericsson. He served as a director of Gannett's former parent from 2011 until the separation, and has served as a director of Gannett since June 29, 2015.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Stephen W. Coll

Stephen W. Coll, 57, is the Dean of the Graduate School of Journalism for Columbia University in New York, a position he has held since 2013, a staff writer at The New Yorker, the author of seven books of nonfiction, and a two-time winner of the Pulitzer Prize. Previously, Mr. Coll served as President of New America Foundation, a public policy institute and think tank in Washington, DC, between 2007 and 2012. Between 1985 and 2005, Mr. Coll served in various positions with the Washington Post as a writer, foreign correspondent and senior editor. There, he covered Wall Street, served as the paper's South Asia correspondent, and was the Post's first international investigative correspondent, based in London. Over the years, he won the Gerald R. Loeb Award for his business coverage; the Livingston Award for his work from India and Pakistan; and the Robert F. Kennedy Award for his coverage of the civil war in Sierra Leone. He served as managing editor of the Post between 1998 and 2004. Mr. Coll offers us significant experience and expertise in journalism as well as leadership skills. Mr. Coll has served as a director of Gannett since July 28, 2015.

Robert J. Dickey

Robert J. Dickey, 58, is the President and Chief Executive Officer of the Gannett. From February 2008 until the separation, he served as President of the U.S. Community Publishing Division of Gannett's former parent, formerly the Newspaper Division. Previously, he served as Senior Group President of the Pacific Group of Gannett's former parent and Chairman of Phoenix Newspapers Inc. from 2005 to 2008; President and Publisher of The Desert Sun (Palm Springs, CA) from 1993 to 2005; and Group Vice President of the Pacific Group of Gannett's former parent from 1997 to 2005. Mr. Dickey brings extensive publishing industry and management experience and a deep knowledge of Gannett's day-to-day operations as a result of his role as President of Gannett's former parent's U.S. Community Publishing Division and the many senior leadership positions he held with Gannett's former parent prior to the separation. He has served as a director of Gannett since June 29, 2015.

Donald E. Felsinger

Donald E. Felsinger, 68, retired in December 2012 from his position as Executive Chairman of Sempra Energy, an energy services company, a position which he had held from June 2011. Mr. Felsinger served as Chairman and CEO of Sempra Energy from February 2006 until June 2011, and had served as CEO and President of Sempra Energy Global Enterprises beginning August 1997. Before joining Sempra Energy, he formerly served as executive vice president, president and COO of Enova Corporation, the parent company of San Diego Gas & Electric (SDG&E), and held other executive positions within SDG&E. He currently serves as lead director on the boards of Archer-Daniels-Midland (ADM) and Northrop Grumman Corp., and previously served as a director of Sempra Energy and SDG&E. Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. Mr. Felsinger's leadership roles at Sempra Energy and other energy companies have allowed him to provide our board of directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business and public affairs. Mr. Felsinger has served as a director of Gannett since September 28, 2015.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Lila Ibrahim

Lila Ibrahim, 46, is Chief Operations Officer of Coursera, Inc., an education company that partners with leading universities and organizations to offer free online courses, a position she has held since May 2016. Previously, she was Chief Business Officer of Coursera from April 2014 to May 2016 and served as President of Coursera from August 2013 to April 2014. From July 2010 to March 2015, Ms. Ibrahim served as a Senior Operating Partner at Kleiner Perkins Caufield & Byers (KPCB), which has an ownership stake in Coursera, during which time she also served as Chief of Staff to John Doerr. Prior to joining KPCB, Ms. Ibrahim spent 18 years with Intel Corporation in a variety of roles, most recently as General Manager of the Education Platform Group from 2007 until 2010. She is a co-founder and serves on the board of Team4Tech, a non-profit organization established in 2012 to improve education in developing countries through innovative technology solutions. Ms. Ibrahim has extensive expertise in technology development, business development, investing in companies, building new businesses, strategic planning, and leading technology operations as a result of the various senior leadership positions she has held with Coursera, KPCB and Intel. She has served as a director of Gannett since June 29, 2015.

Lawrence S. Kramer

Lawrence (Larry) S. Kramer, 66, was appointed interim Chief Executive Officer and President of TheStreet, Inc. (NASDAQ: TST), a financial information services company, in February 2016. Mr. Kramer has served as a director of TheStreet since October 2015 and as Chairman of the Board since December 2015. In March 2016, Mr. Kramer joined the board of directors of MDC Partners Inc. (NASDAQ: MDCA), a marketing and communications consulting firm. Mr. Kramer served with Gannett's former parent as President and Publisher of USA TODAY from May 2012 until the separation. Prior to joining Gannett's former parent, he was a media consultant and adjunct professor of Media Management at the Newhouse School of Communications at Syracuse University. From January 2008 to January 2010, Mr. Kramer was a Senior Advisor of Polaris Venture Partners. Mr. Kramer served as a director of Discovery Communications Inc. from 2008 until 2012. From March 2005 until March 2008, he served in a number of positions at CBS, including, without limitation, President of CBS Digital Media. Prior to joining CBS, he was Chairman, CEO and Founder of MarketWatch, Inc. until its sale to Dow Jones in January 2005. He was Founder, Executive Editor, and President of Data Sport Inc. from 1991-1994. Prior to founding Data Sport, he spent more than 20 years in journalism as a reporter and editor, including, without limitation, as Assistant Managing Editor and Metro Editor of the Washington Post and Editor of the San Francisco Examiner. While a journalist, he won several awards for reporting, including, without limitation, the National Press Club Award, and his staff won two Pulitzer Prizes. Mr. Kramer also serves on the board of directors of Harvard Business Publishing and the board of trustees of Syracuse University. He was a founding board member and former Chairman of The Online Publishers Association. He has served as a director of Gannett since June 29, 2015.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Tony A. Prophet

Tony A. Prophet, 57, is Corporate Vice President, Education Marketing, of Microsoft Corporation, a position he has held since June 2015. He served as Corporate Vice President, Windows and Search Marketing, from February 2015 to June 2015, and as Corporate Vice President, Windows Marketing, from May 2014 to February 2015. Prior to joining Microsoft, Mr. Prophet served as Senior Vice President of Operations, Printing and Personal Systems at Hewlett-Packard Company from 2012 to 2014 and as Senior Vice President of Supply Chain Operations, Personal Systems Group, Hewlett-Packard Company from 2006 until 2012. Mr. Prophet has extensive leadership experience and broad operational expertise in brand strategy, product pricing and marketing, creating, managing and optimizing global supply chains, and developing new technologies and businesses as a result of the various positions he has held with Hewlett-Packard Company, United Technologies Corporation, Honeywell International, Inc., Booz Allen Hamilton, Inc., and General Motors Company. He served as a director of Gannett's former parent from 2013 until the separation, and has served as a director of Gannett since June 29, 2015.

Debra A. Sandler

Debra A. Sandler, 56, founded and serves as President and Chief Executive Officer of La Grenade Group, LLC, a privately held consulting firm advising a wide range of clients on marketing innovation and overall business development. She currently also serves on the board of directors of Archer-Daniels-Midland. Previously, Ms. Sandler served as Chief Health and Wellbeing Officer of Mars, Inc., from July 2014 through June 2015. Prior to her tenure at Mars, Inc., Ms. Sandler served as President, Chocolate, North America from April 2012 to July 2014; and Chief Consumer Officer, Mars Chocolate North America from November 2009 to March 2012. Prior to joining Mars, Ms. Sandler spent 10 years with Johnson & Johnson in a variety of leadership roles. She is a Trustee of Hofstra University and a member of the Executive Leadership Council. Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson and PepsiCo. Ms. Sandler also is a regular speaker on topics such as diversity and inclusion, multicultural business development and health and wellbeing in the consumer packaged goods industry. She has served as a director of Gannett since June 29, 2015. She is a citizen of Venezuela.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Chloe R. Sladden

Chloe R. Sladden, 41, advises and invests in early stage companies at #Angels, an investment group made up of current and former Twitter executives, which she co-founded in 2015. Prior to founding #Angels, Ms. Sladden served as Vice President, Media at Twitter, Inc. from February 2012 to August 2014; and Director, Media of Twitter from April 2009 to February 2012. Before joining Twitter, Ms. Sladden held leadership positions at Current TV LLC, which previously operated a cable television channel and website. Before joining Current TV, Ms. Sladden advised traditional media companies as a member of Booz Allen's media practice. Ms. Sladden has significant experience in digital media, building strategic media and entertainment partnerships, designing and producing interactive media, content strategy, advising and investing in early stage companies and driving innovation as a result of the leadership positions she held with #Angels, Twitter and Current TV. She has served as a director of Gannett since June 29, 2015. She is a citizen of the United States, the United Kingdom and New Zealand.

Executive Officers of Gannett

Name	Present Principal Occupation or Employment and Five-Year Employment History
Daniel Bernard	Daniel Bernard, 47, is Senior Vice President and Chief Product Officer at Gannett, a position he has held since December 2015. He was previously the Head of Product at Time, Inc. from 2013 to 2015 and Chief Product Officer at The Wall Street Journal Digital Network from 2008 to 2013.
Robert J. Dickey	Please see the information with respect to Mr. Dickey under "Board of Directors of Gannett" above.
Alison K. Engel

Alison K. Engel, 45, is Senior Vice President, Chief Financial Officer and Treasurer of Gannett, a position she has held since June 2015. She was previously the Senior Vice President, Chief Financial Officer and Treasurer of A. H. Belo Corporation from 2008 to 2014.

David Harmon

David Harmon, 49, has been Chief People Officer at Gannett since July 2015. He was formerly the Deputy Director and Chief Human Capital Officer of the Federal Reserve Board from 2012 to 2015 and Executive Vice President, Human Resources of AOL Inc. from 2007 to 2011.

Jamshid Khazenie

Jamshid Khazenie, 53, is Chief Technology Officer at Gannett, a position he has held since July 2015. He was previously Vice President, Digital Technology and Operations at Gannett's former parent from 2014 to 2015 and Vice President, Digital Media Technologies of Turner Broadcasting Systems from 2011 to 2014.

Joanne Lipman

Joanne Lipman, 54, is Senior Vice President and Chief Content Officer at Gannett, as of December 2015. She was formerly Principal of Surrey Lane Media from 2010 to 2015 and Founding Editor-in-Chief of Conde Nast Portfolio Magazine from 2005 to 2009.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Maribel Perez Wadsworth

Maribel Perez Wadsworth, 43, has been Senior Vice President and Chief Strategy Officer at Gannett since June 2015. She was formerly the Senior Vice President, Strategic Initiatives, U.S. Community Publishing from 2014 to 2015 and the Vice President, Audience Development and Engagement, U.S. Community Publishing from 2012 to 2014 at Gannett's former parent.

Henry Faure Walker

Henry Faure Walker, 43, has been the Chief Executive Officer of Newsquest Media Group since April 2014. He was formerly the Digital Director of Johnston Press plc from 2010 to 2014 and the General Manager of Scotsman Publications Ltd. from 2006 to 2010. He is a citizen of the United Kingdom.

Barbara Wall

Barbara Wall, 61, is the Senior Vice President and Chief Legal Officer at Gannett, a position she has held since June 2015. She was previously the Vice President, Senior Associate General Counsel and Chief Ethics Officer from 2009 to 2015 at Gannett's former parent.

Andy Yost

Andy Yost, 50, has been Gannett's Chief Marketing Officer since June 2015. He was previously the Senior Vice President, Consumer Marketing from 2014 to 2015 at Gannett's former parent and Senior Vice President, Marketing and Customer Relationship Management at Viacom Media Networks from 2010 to 2014.

John Zidich

John Zidich, 62, is the President of Domestic Publishing at Gannett, a position he has held since June 2015. Prior to Gannett's separation from its former parent, he was Chief Executive of Republic Media and Publisher of The Arizona Republic/West Group President from 2010 to 2015 and President and Publisher of the Reno (Nev.) Gazette-Journal from 2000 to 2001.

2.     Directors and Executive Officers of the Purchaser.

Board of Directors of the Purchaser

Name	Present Principal Occupation or Employment and Five-Year Employment History
Robert J. Dickey	Please see the information with respect to Mr. Dickey under "Board of Directors of Gannett" above. He has served as a director of the Purchaser since June 24, 2016.
John Zidich	Please see the information with respect to Mr. Zidich under "Executive Officers of Gannett" above. He has served as a director of the Purchaser since June 24, 2016.

 Executive Officers of the Purchaser

Name	Present Principal Occupation or Employment and Five-Year Employment History
Robert J. Dickey	Please see the information with respect to Mr. Dickey under "Board of Directors of Gannett" above. He has been President of the Purchaser since June 2016.
Barbara W. Wall	Please see the information with respect to Ms. Wall under "Executive Officers of Gannett" above. She has been Vice President of the Purchaser since June 2016.
Minakshi Sundaram

Minakshi Sundaram, 43, has been Vice President and Assistant Treasurer at Gannett since June 2015 and Treasurer of the Purchaser since June 2016. He was Vice President and Assistant Treasurer at Gannett's former parent from May 2015 to June 2015. Prior to joining Gannett, he was the Director of Capital Markets at Intelsat Corporation from 2008 to 2015.

Walter Nagel

Walter Nagel, 58, has been Chief Tax Officer at Gannett since October 2015 and Assistant Treasurer of the Purchaser since June 2016. He was previously a Partner at Crowell & Moring, LLP from 2012 to 2015, a Partner at Reed Smith, LLP from 2010 to 2012 and Of Counsel at Sullivan & Worcester LLP from 2004 to 2012.

Elizabeth A. Allen

Elizabeth A. Allen, 47, has been Vice President, Associate General Counsel and Secretary at Gannett since June 2015 and Secretary of the Purchaser since June 2016. Prior to Gannett's separation from its former parent, she was Associate General Counsel at the former parent from 2013 to 2015, Senior Legal Counsel from 2009 to 2013 and Assistant General Counsel from 2004 to 2009.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of ReachLocal or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

QuickLinks

  Exhibit (a)(1)(A)
The Information Agent for the Offer is
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE A INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF GANNETT AND THE PURCHASER
Board of Directors of Gannett
Executive Officers of Gannett
Board of Directors of the Purchaser
Executive Officers of the Purchaser